   UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 14, 2008

Yi Xin International Copper, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52682	26-1364740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Guiba Road, Guixi District
Yingtan City, Jiangxi Province
(Address of principal executive offices and Zip Code)

86 701 333 8111
(Registrant's telephone number, including area code)

AFH HOLDING I, INC.
9595 Wilshire Boulevard, Suite 900
Beverly Hills, California 90212
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This current report contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to anticipated future events, future results of operations or future financial performance. These forward-looking statements include, but are not limited to, statements relating to the markets for copper and copper products, Chinese government policies, our ability to expand into new product lines such as enameled copper wire and copper valves, our principal supplier's ability to acquire copper scrap directly from sources outside of China instead of from Chinese importers, our ability to construct additional workshops and operate them profitably, the creation of more efficient markets for copper scrap, and the continuation of our tax exemptions. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry's) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. The “Risk Factors” section of this current report sets forth detailed risks, uncertainties and cautionary statements regarding our business and these forward-looking statements.

We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

EXPLANATORY NOTE

This current report is being filed in connection with a series of transactions consummated by the Company and certain related events and actions taken by the Company.

This current report responds to the following items on Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets
Item 3.02	Unregistered Sales of Equity Securities
Item 5.01	Changes in Control of Registrant
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 5.06	Change in Shell Company Status
Item 9.01	Financial Statements and Exhibits

As used in this current report and unless otherwise indicated or the context requires otherwise, the terms the “Company,” “we,” “us,” and “our” refer to one or more of the following: Yi Xin International Copper, Inc., a Delaware corporation (“Yi Xin Holding”), after giving effect to the acquisition of LYH Acquisition Corporation, a British Virgin Islands corporation (“LYH”), as described in this current report; LYH, a wholly-owned subsidiary of Yi Xin Holding; WWC Corporation Ltd., a Hong Kong corporation and a wholly-owned subsidiary of LYH (“WWC”); and Jiangxi Guixi Yi Xin Copper Co., Ltd., a Chinese Foreign Invested Enterprise and a wholly-owned subsidiary of WWC (“Yi Xin Copper”).

The Company maintains its books and accounting records in Renminbi (“RMB”), the currency of the People’s Republic of China.  Assets and liabilities denominated in foreign currency have been translated into U.S. Dollars (US $) at the exchange rates prevailing at the applicable  balance sheet date.  2006 and 2007 income and expenditures have been translated at the average exchange rate of the applicable year (7.6172 for 2007 and 7.95064 for 2006.  2008 income and expenditures and transactions and forwarding looking estimates have been translated using the average exchange rate for 2007.

Item 1.01                      Entry into a Material Definitive Agreement

Acquisition of Jiangxi Guixi Yi Xin Copper Co., Ltd.

On August 14, 2008 (the “Closing Date”), AFH Holding I, Inc., a Delaware corporation that changed its name to “Yi Xin International Copper, Inc.” immediately following the transactions described herein (“AFH Holding”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with LYH and Newry Invest & Trade, Inc., a British Virgin Islands corporation (“Newry”).  Prior to the Closing Date, Newry owned 100% of the issued and outstanding shares of common stock of LYH;  LYH owned 100% of the issued and outstanding securities of WWC; and WWC owned 100% of the issued and outstanding securities of Yi Xin Copper. Jing Yu, a Norwegian, owned 100% of Newry.

Prior to the consummation of the transactions contemplated under the Share Exchange Agreement (the “Share Exchange Transaction”), Amir Heshmatpour was AFH Holding’s President, Secretary, and sole director and AFH Holding and Advisory, LLC (“AFH Advisory”), a company controlled by Amir Heshmatpour, owned a majority of AFH Holding’s issued and outstanding securities.

The Share Exchange Transaction was consummated on the Closing Date. We issued 18,000,000 shares of common stock, par value US $0.001 per share (“Common Stock”) to Newry in exchange for all of the issued and outstanding LYH common stock.  As a result, we acquired 100% of the issued and outstanding securities of LYH and thereby indirectly acquired 100% of the outstanding securities of LYH’s subsidiaries, WWC and Yi Xin Copper, the entity in which our operations are conducted and which holds substantially all of our assets.  By acquiring the operating business of Yi Xin Copper, we ceased to be a shell company and we experienced a change in control.  Our business and assets now consist of the business and assets of LYH and its subsidiaries, WWC and Yi Xin Copper.

At the closing of the Share Exchange Transaction, Mr. Heshmatpour tendered his resignation as a director effective on the tenth day after the mailing of a Schedule 14F-1/A with the Securities and Exchange Commission (“SEC”).  He also resigned as an officer of the Company, effective as of the closing.  In accordance with the Share Exchange Agreement, simultaneously with the closing of the Share Exchange Transaction, Linquan Hu was appointed to our Board of Directors.  Fucan Dong, James Qi and Ken Barun were appointed to our Board of Directors effective as of the tenth day after the mailing of a Schedule 14F-1/A.  Linquan Hu was also appointed Vice Chairman and Chief Executive Officer; Fucan Dong was appointed Chairman and James Qi was appointed CFO; and Hannah Hu was appointed Secretary.

Additionally, pursuant to the Share Exchange Agreement, AFH Holding and Mr. Heshmatpour made representations and warranties to Newry and LYH and Newry made representations and warranties to AFH Holding, in each case, regarding their respective businesses, operations and affairs. The representations and warranties made by AFH Holding and Newry and LYH will terminate six months following the Closing Date. The representations and warranties of each of the parties in the Share Exchange Agreement (and in any related documents or agreements) do not state all of the facts necessary to completely and accurately represent the true state of affairs of AFH Holding, LYH and Newry, as the case may be, and are subject to significant qualifications and exceptions. Rather, such representations and warranties are primarily intended to serve as an allocation of risk among the parties. Accordingly, such representations and warranties should not be relied upon or viewed as accurate statements of actual facts or disclosure by AFH Holding, LYH or Newry.

The foregoing description of the Share Exchange Agreement is only a summary and is qualified in its entirety by reference to the Share Exchange Agreement, a copy of which is attached as an exhibit to this current report and incorporated herein by reference.

Securities Purchase Agreement and Share Cancellation

Prior to the transactions reported in this current report on Form 8-K, there were a total of  4,000,000 shares of our common stock issued and outstanding and held by AFH Holding and Advisory, LLC.  In connection with the Share Exchange Transaction, AFH Holding and Advisory agreed to cancel 2,870,000 shares of common stock held by it, resulting in a reduction of the number of shares held by AFH Holding and Advisory to 1,130,000 shares.  Mr. Amir Hesmatpour, our former sole officer and director, is the Managing Director and a principal owner of AFH Holding and Advisory, LLC.

Immediately prior to the Closing Date of the Share Exchange Transaction, we issued 870,000 shares of our common stock to 41 accredited investors (“Investors”) in exchange for $870,000 in cash consideration, in a private placement in reliance on an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D.  Pursuant to a registration rights agreement entered into with those investors, we agreed to register their 870,000 shares in any registration statement we file in connection with a financing with gross proceeds to the Company of at least $4,500,000.  If no financing has occurred within 6 months, we will register their shares upon demand from holders of at least 50% of that stock.

In sum, after giving effect to the Share Exchange Transaction and the above private placement and share cancellation, of the 20,000,000 shares of common stock outstanding, 870,000 shares were held by the Investors, 1,130,000 shares of common stock were held by AFH Holding, and 18,000,000 shares were held by Newry.  Also,  simultaneously with the closing of the Share Exchange Transaction and pursuant to the terms of their employment agreements Linquan Hu, our CEO and Vice Chairman, and Fucan Dong, our Chairman, were each granted  250,000 restricted shares of our common stock, vesting in three equal installments over three years.

Item 2.01 Completion of Acquisition or Disposition of Assets

On the Closing Date, pursuant to the terms and conditions of the Share Exchange Agreement, we consummated the Share Exchange Transaction, whereby we acquired 100% of the issued and outstanding shares of LYH common stock from Newry in exchange for 18,000,000 shares of our Common Stock, thereby also indirectly acquiring 100% of the issued and outstanding securities of LYH’s subsidiaries, WWC and Yi Xin Copper.

Beneficial Ownership of Our Common Stock after the Share Exchange Transaction

On the Closing Date and after the consummation of the Share Exchange Transaction:

•
Newry, which exchanged its shares of LYH common stock in the Share Exchange Transaction for our Common Stock, acquired an aggregate beneficial ownership of 90 % of our issued and outstanding Common Stock;

•
AFH Advisory, which beneficially owned 100% of our of Common Stock immediately prior to the consummation of the Share Exchange Transaction, was reduced to an aggregate beneficial ownership of 5.51% of our issued and outstanding shares of Common Stock.  As a result, Amir Heshmatpour's aggregate beneficial ownership of our Common Stock through his control of AFH Advisory was reduced from 100% to 5.51%; and

•	The stockholders of Oldco acquired 870,000 shares of Common Stock, or 4.24%% of our issued and outstanding Common Stock.

A discussion of beneficial ownership of our directors, officers and principal stockholders is set forth below in the section titled Security Ownership of Certain Beneficial Owners and Management beginning on page 33 of this current report and incorporated herein by reference.

Appointment of Directors to our Board

On the Closing Date, one director selected by Newry, Linquan  Hu, was appointed to serve on our Board of Directors, and Amir Heshmatpour, our sole director immediately prior to the Share Exchange Transaction, resigned effective on the tenth day after the date we  filed an amended information statement with the SEC pursuant to Rule 14f-l of the Securities Exchange Act of 1934.  Two other directors selected by Newry were appointed to the Board effective on the tenth day after the filing of the Schedule 14f-1.  Reference is made to Item 5.02 below beginning on page 44 of this current report for a more detailed discussion which is incorporated herein by reference.  Additionally, information on each of the directors currently serving or designated to serve after the filing of the Schedule 14f-1 on the Board of Directors is set forth below in the section titled Directors and Executive Officers beginning on page 34 of this current report and incorporated herein by reference.

Appointment of Officers

On the Closing Date, Mr. Heshmatpour tendered his resignation as President and Secretary.   Linquan  Hu was appointed Vice Chairman and Chief Executive Officer; Fucan Dong was appointed Chairman; James Qi was appointed CFO; and Hannah Hu was appointed Secretary.

Change in Control and Shell Company Status

As a result of the Share Exchange Transaction, we experienced a change in control and ceased being a shell company.

DESCRIPTION OF OUR BUSINESS
Corporate History

AFH Holding was incorporated in the State of Delaware on April 16, 2007 as a blank check company whose intended purpose was to merge with an unidentified private company or companies. Pursuant to such merger, (1) the former stockholders of such private company would own the majority of shares of the merged entity, (2) the private company would become a public reporting company, and (3) our former stockholders would receive some ownership of the merged entity, which would then contain the operating business of the private company.

Newry was incorporated in the British Virgin Islands on  October 1, 2007. Jing Yu, a Norwegian citizen who is the cousin of Linquan Hu, our Vice Chairman and Chief Executive Officer, initially was the sole shareholder of Newry, until she transferred 98% of her interest to Messrs. Hu and Dong in January 2008. Messrs. Hu and Dong transferred their collective 98% interest in Newry back to Ms. Yu in April 2008, but have entered into an agreement with Newry pursuant to which they are entitled to receive 49% of Newry’s holdings of our Common Stock if the Company achieves a 25% annual growth rate for each of the twelve month periods ending June 30, 2009 and June 30, 2010.

LYH was incorporated in the British Virgin Islands on September 21, 2007. The sole purpose of the formation of LYH was to create a corporate entity outside of the People’s Republic of China, or PRC, to create a Hong Kong Corporation for the purpose of acquiring Yi Xin Copper. LYH was initially owned by one individual who was a United States citizen until he transferred his entire interest to Newry in November 2007.

WWC was incorporated in Hong Kong on October 22, 2007 as the wholly-owned subsidiary of LYH.

Yi Xin Copper was incorporated as a Chinese limited liability company on April 30, 2006, and began operations in December 2006.

On November 18, 2007, WWC entered into an agreement with Yi Xin Copper's owners to acquire 100% of Yi Xin Copper for cash. The acquisition received provincial government approval on November 29, 2007. On December 11, 2007 Yi Xin Copper was reincorporated as a Chinese Foreign Invested Enterprise and WWC’s acquisition of Yi Xin Copper from its previous owners was completed as of December 11, 2007, upon the issuance of a registration certificate by the Foreign Exchange Management of Yingtan Branch of State Administration of Foreign Exchange titled Registration Form of Inward Remittance by Share Transfer and Outward Remittance by Foreign Capital When Chinese Stock Ownership Purchased by Foreign Company.

In the Share Exchange Transaction consummated on the Closing Date, AFH Holding issued 18,000,000 shares of its Common Stock to LYH’s sole owner, Newry, in exchange for all of the issued and outstanding shares of LYH.  As a result, LYH became a direct wholly-owned subsidiary of AFH Holding, and WWC and Yi Xin Copper became indirect wholly-owned subsidiaries of AFH Holding. Shortly after the Share Exchange Transaction, AFH Holding changed its name to “Yi Xin International Copper, Inc.” As a result of acquiring the operating business of Yi Xin Copper in the Share Exchange Transaction, we ceased to be a shell company.

Overview

We produce copper-based products from copper scrap. We smelt copper scrap material to produce varying levels of refined, usable materials specified to the needs of manufacturers. We purchase all of our copper scrap from Guixi Fangyuan Recycling Company (“Fangyuan”).  We reprocess copper scrap into three main products - brass, copper round rod and anode copper. Fangyuan is owned by the wife of Fucan Dong, our Chairman and one of our directors, and  by Rixu Huang, the husband of Liling Chen, who was one of the owners of Yi Xin Copper prior to its being acquired by WWC in December, 2007.

Our subsidiary, Yi Xin Copper, was formed in April 2006, and has been operating in Yingtan City, Jiangxi Province, China since December 2006. Since that time Yi Xin Copper’s annual sales have grown to more than US $149 million and we have achieved profitability. In 2007, we had comprehensive income of US $3.06 million from the sale of anode copper, brass and copper round rods. We have over 300 customers in several industries including automobile and motorcycle manufacturers; electronics companies, cable companies, and producers of brass valves, which are used in plumbing and oil and gas production, among other uses. All of our customers are located in the PRC.

Principal Products

Brass

Brass is the term for alloys of copper and zinc in varying compositions. The brass that we produce is approximately 60% copper and 40% other metals, such as zinc and iron.  It is used primarily in the production of brass valves of various types, such as gate valves, ball valves, angle valves, bibcocks, and check gates, and in brass piping. Brass represents a significant portion of our current operations and we believe will continue to be an integral part of our business in the foreseeable future. We produced approximately 12,355 tons of brass in 2007, accounting for approximately 46% of our gross revenue.

Copper Round Rod and Anode Copper

We process copper scrap into round rods known as “copper round rod” and large bricks or plates known as “anode copper”. Copper round rod, also called “copper rod” or “copper wire rod”, is generally composed of 99% or greater pure copper. Copper rod is sold to wire and cable manufacturers for the fabrication of electrical conductors. Wire and cable manufacturers process the bulk copper rod into small diameter wires, apply insulation to the wires, and assemble the wires into cables. Final product applications include telephone wires, power cords, magnet wires, low, medium and high-voltage utility cables, building wires, and virtually all copper-based electrical conductors. Anode copper has a purity of 95% or better, and is favored as an electrical current transmitter for its superior conductivity. Anodes are usually turned into a base material for producing copper cathodes, which are in turn used in high-grade electrical connecters such as valves, wires, and cables. We produced approximately 10,805 tons of copper round rod and anode copper in 2007. Anode copper and copper round rod collectively accounted for approximately 54% of our gross revenue in 2007. In the past two months, because the margins we are able to obtain on brass and anode copper are higher, we have been focusing on those products and not producing copper rod.

Possible Future Products and Lines of Business

In December, 2007, we began the construction of a workshop for the production of enameled copper wire. Construction of the facility was completed and the manufacturing equipment purchased in March, 2008.  We have completed testing of the production line for enameled copper wire.  In order to begin production, we must acquire substantial additional raw material and must complete our proposed financing or find alternative financing in order to do so.

 Enameled copper wire is used extensively in the automotive industry, industrial electronics, and consumer electronics industries for automobile relays, voice coils, vibration motors, high-power voice coils, high-power motors, power tools, small motors, watch coils and other non-skeleton coils, micro-motor, small transformers, communications equipment coils, ignition coils, sealing valves and communications relay.

We have commenced the construction of production lines for the manufacture of copper valves. Copper valves are used extensively in power plants, industrial machinery, oil and gas production, and plumbing.   We have not yet purchased the equipment for the manufacture of copper valves.  Once we have acquired the equipment, we will begin testing of the production lines, which we believe will take no more than a month.

In order to complete our entry into the enameled copper wire and copper valve markets, we will need to raise additional capital.  We intend to commence an offering of up to $5 million of equity securities at a pre-transaction valuation of $60 million to accredited investors in a private placement sometime in the very near future.

New Facilities

We currently have six operational workshops, and, based on our current business plan, we hope to expand to sixteen operational workshops by January 2009.

Expanded Production at Existing Facilities

Our workshops in 2007 utilized 35% of their available capacity. Our management believes that the demand for brass, anode copper, and round rods in the PRC far exceeds supply, and that if we were able to substantially increase our acquisition of scrap copper and thereby increase our production, our profits would significantly increase.  If we are able to complete a private placement of our securities or obtain other financing, we anticipate we will use a portion of the proceeds to increase our inventory purchasing volume.

Sourcing

The primary raw materials we use in our business are copper.  We purchase most of the raw materials we need in the form of copper scrap, which typically includes copper and other metals rolled into the copper, including zinc, which is used in our brass production.  Copper scrap may be purchased from Chinese dealers or imported. In 2007, we purchased approximately 26,500 tons of copper scrap.  In 2007 we also purchased approximately 60 tons of copper cathode.  Copper cathode is used in making high-quality Copper Round Rod.  We purchase copper cathode from Ningbo Jintian Copper Co., Ltd., which is a company unrelated to us.

Copper scrap can be purchased in different levels of purity at different prices. Copper with a purity of approximately 60% is processed into brass, while copper with a purity of approximately 95% is processed into copper round rod and anode copper. In May, 2008, the Company’s average price for 60% copper scrap was approximately RMB 40,540 (US $5,332) per ton, and the average price for 88% to 95% copper scrap was RMB 52,030 (US $6,831) per ton. The Company is able to purchase 99% copper scrap for an additional cost of approximately 10% above the price of 95% copper scrap.

We purchase all of our copper scrap from Fangyuan. Fangyuan is owned by the wife of Fucan Dong, our Chairman and one of our directors, and by Rixu Huang, the husband of Liling Chen, who was one of the owner of YiXin Copper prior to its being acquired by WWC in December, 2007.

Fangyuan buys scrap from dealers and importers in China and sells it to the Company at cost plus a minimal margin sufficient for it to cover its employee’s wages. Fangyuan pays transport and loading costs of the scrap and we pay unloading costs. We have a written agreement with Fangyuan in which it agrees to sell all of its copper scrap to us.  The agreement does not prohibit us from buying copper scrap from other sources. The agreement does not have a designated term and can be terminated by either party upon reasonable notice.  Because of the relationship between the owners of Fangyuan and our executives we do not anticipate that Fangyuan would terminate our agreement.  If they did, we do not believe that we would have difficulty in locating other sources of supply for copper scrap.

To date, Fangyuan has purchased all of its copper scrap from Chinese dealers. However, in November 2007, Fangyuan received an import license that allows it to purchase scrap directly from abroad.   We have been advised that Fangyuan may begin importing approximately 25% of its copper scrap directly from abroad beginning in August, 2008.  Imported copper scrap is usually significantly cheaper than that purchased from Chinese dealers.  The PRC government provides incentives for the import of copper scrap into China and gives tax deductions to companies that purchase copper scrap for reprocessing.  This could result in decreased cost to Fangyuan, which would be passed on to us.  However, importing of copper scrap takes approximately 50 days.  We currently maintain inventory sufficient for only six to eight days of production.  The longer lead time required in importing copper may make it more difficult for us to effectively manage our raw material inventory.

In addition to our arrangement with Fangyuan, we anticipate we will apply for a Consignee’s and Consignor’s Declaration Registration Certificate of Imported and Exported Goods Issued by Customs of the PRC in July, 2008, which will permit us to import copper scrap ourselves. These import licenses are issued by the Supervisory Authority for Import and Export - Customs.  To obtain the license, companies must meet certain application requirements, including a minimum registered capital, having an established organizational structure and accounting management rules, no history or criminal record involving smuggling among its investors and personnel in charge of declarations, having the necessary business sites and facilities for providing customs declaration services and other conditions as required by customs surveillance. We estimate that the cost involved in the application for the license would be RMB 5,000 (US $656).  The application is submitted to the local customs office, which reviews it and, within 20 days, submits it and its examination opinions to the customs office responsible for final review.  A Decision on Approving Registration Licenses will be issued within 20 days thereafter.  Import licenses for scrap metal are normally granted to scrap metal reprocessors. The licenses will be denied if the applicant does not meet the relevant conditions and qualifications for issuance.

The local government of Yingtan City, where we are located, is currently working with Jiangxi Copper Group, a significant purchaser of our anode copper, to establish a scrap copper market. It is projected that this market will be in place by the summer of 2008. We believe that having access to an efficient scrap copper market would allow us to reduce our inventory costs by eliminating the need to store large quantities of scrap copper to guarantee sufficient supply for our operations. Additionally, the formation of a local scrap copper market would provide us with the ability to sell the excess scrap copper on the market at times when we hold quantities of scrap copper that exceed the requirements for our operations, or when the profits on our finished products are lower than the value of the scrap copper used to produce those finished products.

Customers

We currently have over 300 customers in businesses including automobile and motorcycle manufacturing, electronics, cable production and valve production. All of our customers are located in the PRC and we have no plans to sell to customers outside of the PRC in the near future. Management believes that the opportunities within the PRC are sufficient and that we have no need to seek out a foreign customer base.

We sell all of the copper anode we produce to the nine dominant Chinese copper companies, who use those materials to produce finished goods and copper cathode.

Our six largest customers represent collectively 40% of our sales. In 2007, our three largest customers were Huangshi Jingu Copper Co., Ltd. (which purchases copper anode), Daye Nonferrous Metals Co., Ltd. (which purchases copper anode), and Ningbo Jiaming Metals Co., Ltd. (which purchases brass).  Sales to these customers accounted for 12.42%, 8.77%, and 6.93% of our total 2007 sales, respectively.  Our copper anode sales to Day Nonferrous Metals Co., Ltd. accounted for more than 10% of our total copper anode sales, and brass sales to Taizhou Wu He Copper Co., Ltd., Zhejiang Wansheng Machinery and Ningbo Jiaming Metals Co., Ltd. each accounted for more than 10% of our total sales of brass in 2007.

We have no long term agreement with Huangshi Jingu Copper Co., Ltd. or Ningbo Jiaming Metals Co., Ltd. They place their orders by submitting purchase orders. We have an agreement with Daye Nonferrous Metals Co., Ltd.  Pursuant to the agreement, they are not required to place any minimum amount of orders, however, we agree to supply them with a specified minimum of copper anode meeting designated purity specifications.  Pricing fluctuates in accordance with the price of copper on the London Metal  Exchange and Shanghai Futures Market.  If we can deliver greater tonnage per month than a minimum specified in the agreement, we are entitled to a bonus.

The Company has no long terms agreements with any of its brass customers.

Marketing and Sales

We market our products directly to targeted businesses within the PRC. We believe that the opportunities within the PRC are sufficient and we have no current need to seek a foreign customer base. Our target market within the PRC is primarily focused within Taizhou City in Ahejiang Province, Yuhuan District in Ahejiang province, Yingtan City in Jiangxi Province, Huangshi City in Hubei Province and Fu’an City in Fujian Province.

 We do not currently employ any full-time salespeople. Instead our managers serve as direct sales representatives. We intend to implement a more comprehensive marketing plan in the future that will include exhibitions at trade fairs and the creation of a company website.  We expect to hire 5 full-time sales people by August, 2008 and 5 sales representatives by December, 2008.  Our primary focus will be to establish brand recognition of our products in the local copper industry in China.

Our managers do, and the new sales staff we expect to hire will, market directly to customers, primarily by making personal visits to prospective and existing customers. We obtain information about prospective customers from publicly available information published by Chinese tax authorities and from referrals.  Management believes that in the Chinese business culture, relationships and transactions between companies are largely driven by personal relationships, and that having our managers and salespeople meet with managers and buyers of prospective clients face-to-face is exceedingly important to our success. Although our managers have had considerable success in forming personal relationships with managers and buyers of prospective and existing clients, we believe that professional salespeople will have greater success developing such relationships. The Company may also open sales offices wherever copper demand is high, including the immediate area.

The new more comprehensive marketing strategy we are developing may also include:

•
advertising in industry journals, such as China Resources Comprehensive Utilization; Journal of Guangdong Non-Ferrous Metals; Copper Engineering; Express Information of Mining Industry; and Non-Ferrous Processing;

•	attending trade shows in China to meet prospective customers;

•	constructing billboards in cities which are the centers of production of copper or brass-based products, in order to increase our name recognition among potential customers of our products; and

•
building a new website that we believe will be ready to go live in July, 2008, which will have information about our products, including a comprehensive explanation of the uses and benefits of each, contact information, and other pertinent data about supply and distribution channels.

Taxes and Tax Exemptions

Overview

The taxes most applicable to businesses in the PRC are the enterprise income tax, or ElT, business tax, or BT, and value added tax, or VAT. The EIT applies to all businesses. Businesses involved in the sale, repair, production, or import of physical goods pay VAT, while businesses that do not deal with physical goods (e.g., banking, insurance, and law) pay the BT. The Company is subject to the EIT and the VAT.

Enterprise Income Tax

In December 2007, Yi Xin Copper was reincorporated as a “Foreign Invested Enterprise”, a designation created by the Chinese government to refer to entities in China that are either Chinese-foreign joint ventures or wholly foreign owned enterprises.

Prior to January 1, 2008, Foreign Investment Enterprises were subject to the 1991 Income Tax Law of Foreign Investment Enterprises and Foreign Enterprises, or FEIT. In order to promote foreign investment in China, the country implemented a tax regime which provided more favorable tax treatment to qualified entities with non-Chinese investors or owners than to domestic entities. Under that law, Foreign Investment Enterprises were generally subject to an income tax rate of 33% on all income, including foreign income. The 33% rate included both the national income tax of 30% and the 3% provincial tax. Several income tax incentives were available to Foreign Investment Enterprises that operated in certain locations or industries.  Qualified Foreign Investment Enterprises would receive a reduced national tax rate of 24% or 15%. Other tax incentives could take the form of tax holiday periods, tax exemptions, tax deductions, or tax refunds. Qualifying Foreign Investment Enterprises in the manufacturing sector were exempted from the FEIT for two years starting in the first year they became profitable, and received a 50% reduction in the FEIT for the subsequent three years, or a “two plus three” tax holiday.

Under the EIT Law, which became effective January 1, 2008, a uniform tax rate of 25% will be applicable to both domestic and Foreign Investment Enterprises.  For existing Foreign Investment Enterprises, the increased tax rate will be phased in.  Local tax policy provides the  EIT tax rate will be 15% for the first year a company is profitable; 20% for the subsequent 3 years; and 25% thereafter.  In addition to the rate increase, a majority of the  favorable tax treatments currently enjoyed by Foreign  Investment Entities are abolished, including the two plus three tax holiday, tax rate reductions relating to businesses located in specified regions of the country and income tax refunds for re-investments in China.  Under the new law,  we will be subject to the new tax rates and will lose the “two plus three” tax holiday we would have been entitled to under the old law.  However, we will be entitled to  a rebate of a portion of the EIT because we are located in a less developed city.  This rebate will reduce our effective EIT tax rate to 15%.

Value Added Tax (VAT)

VAT is imposed on enterprises and individuals that sell goods, process goods, repair goods, or import goods into China. Because we are a copper scrap reprocessor, in accordance with Chinese government policies encouraging recycling, we receive a tax refund equal to 10% of our cost of goods sold. This exemption is still in effect.

In November 2006, Yi Xin Copper was declared a “Social Welfare Enterprise” by the PRC government because over 50% of its employees are classified as disabled. As a result we received a 100% exemption from the VAT. However, effective July 1, 2007, the Chinese government cancelled this exemption for all companies and enacted a new law known as the Notice Concerning Preferential Tax Policies on Incentives for Employing the Disabled.  Under the new law, we receive a tax refund from the VAT of RMB 35,000 (US $4,595) per year for each disabled person we employ. The total tax benefits we received relating to these employees in 2007 was RMB 32,947,253 (US $4,325,376), of which RMB 550,000 (US $72,205) related to the period from July to December, after the tax law change.  We currently expect to realize a tax benefit from this exemption in 2008 of RMB 5,416,146 (US $711,042).  Under the new local policy, we receive an additional tax rebate equal to 25% of the VAT.

Intellectual Property

We do not have any patents or copyrights. Our only intellectual property asset is the pending registration in China for the trademark “Yi Xin Tong Ye”, which means Yi Xin Copper.

We believe that if granted, the trademark would be effectively enforced in China, and that it would be able to prevent competitors from using this trademark or other names similar to it in order to capture our goodwill and market recognition.

Except for standard off-the-shelf licenses relating to computer software used in the Company's business, we doe not license any intellectual property, and do not expect in the foreseeable future to license any intellectual property in connection with the operation of our business.

Seasonality

Historically, revenue generated during the first quarter of each year (January, February and March) has been significantly lower than in other quarters, since the Company’s operations effectively cease during the two weeks before and two weeks after the Chinese New Year holiday, which falls between January 21 and February 20 on the Western calendar.   We anticipate this will continue.  We are unable to operate effectively during this period, since almost all of our suppliers and customers cease their operations or have only minimal operations during this period. Our competitors in the PRC also conduct minimal or no business during this period. Many employees of factories in the PRC, including our workshops, are migrants from rural China who take vacation during the weeks before and after the Chinese New Year holiday.

Competition

Our primary competition in our current product classes comes from the many small copper reprocessing companies in Taizhou City, China. We believe these small copper reprocessing companies tend to have low sales volumes, high fixed costs, and pay a high price for their scrap. We believe that we have advantages over our competitors because we believe we have better economies of scale in production, because of the tax advantages we have resulting from our status as a Foreign Invested Enterprise and from our partial exemption from the VAT. We also believe that we may have additional advantages over our competitors in the future resulting from lower input costs if our primary scrap supplier Fangyuan begin importing scrap metal from outside of China instead of paying high margins to Chinese dealers.  We also believe we will realize higher profit margins from the sale of enameled copper wire and/or copper valves compared to other copper reprocessors who do not produce these products.

The copper industry in China is dominated by five large companies, all of which have integrated operations (i.e. mining, smelting, and refining) and four additional companies that are engaged in smelting. High entry costs and relatively low margin deter new entrants from entering the copper industry. These competitors include: Jiangxi Copper Group, Yantai Penghui Copper, Anhui Tongdu Copper (Tongling Nonferrous), Daye Nonferrous, Jinchuan Group, Yunnan Copper, Chifeng Jinjian Copper, Zhongtiaoshan Nonferrous and Baiyin Nonferrous. All of these companies are better capitalized, more experienced, and have more established relationships in the Chinese marketplace.

Regulation

The following is a summary of the principal governmental laws and regulations that are or may be applicable to our operations in the PRC.

Foreign Exchange Controls

The principal regulations governing foreign exchange in the PRC are the Foreign Exchange Control Regulations (1996) and the Administration of Settlement, Sale and Payment of Foreign Exchange Regulations (1996), (the “Foreign Exchange Regulations”). Under the Foreign Exchange Regulations, Renminbi is freely convertible into foreign currency for current account items, including the distribution of dividends. Conversion of RMB for capital account items, such as direct investment, loans and security investment, however, is still subject to the approval of the State Administration of Foreign Exchange, or SAFE. Under the Foreign Exchange Regulations, foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account items. In addition, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE.

Environmental Compliance

Environmental laws are administered by the PRC. We are subject to environmental regulations that are generally applicable to manufacturing companies in the PRC and must follow specific procedures in some of our processes. We do not have a record of violating environmental regulations or approved practices in the PRC. Based on the equipment, technologies and proactive measures adopted, the Company is not considered a high-pollution factory in PRC. As a manufacturing company, we are required to apply for an environmental impact assessment. We have applied for this assessment, and the provincial government has reviewed our operations and is expected to issue a report by July, 2008.  After the initial inspection, under current regulations no further inspections are required.  However, if we open a new workshop for new products, such as our enameled copper wire or copper valve workshops, we will need additional inspections of those facilities. If we do not meet the required standards, we will have one year to make improvements to comply.

Labor Laws

The Chinese government recently passed the Labor Contract Law, or the LCL, which took effect on January 1, 2008. The LCL is applicable to all enterprises in China including the Company. The principal provisions of the LCL are:

•
employers are encouraged to enter into written contracts with their employees, and employers who fail to enter into written contracts with employees are penalized by having to pay extra wages to those employees;

•
employers are encouraged to hire and retain employees on an open-ended (labor contracts with no specific duration) rather than fixed-term basis, and in certain cases are required to do so, such as in the case of the renewal of employment contracts for employees with ten years of service or who are employed under a fixed-term contract that has previously been renewed;

•	probationary periods, such as for employees being hired on a trial basis before being retained on a longer-term basis, are now standardized in length, and may not exceed six months in any case;

•
employers are required to “consult” with labor unions when establishing policies regarding wages, working hours, workplace safety, holidays, and other workplace issues that affect employees, although it remains unclear as to what this “consultation” process will require in practice and what effect it will have on employers' ability to set those policies;

•	employers are required to notify labor unions of impending terminations before those terminations actually occur;

•	part-time employees may be hired without written employment contracts and may be fired without notice and severance payments;

•
non-competition agreements may only be required of high-level management or technical staff or individuals who legitimately possess trade secrets, may not exceed two years in duration, and the former employee subject to a non-competition agreement must be compensated throughout its duration;

•
mass layoffs of either 20 or more employees or 10% or more of an employer's workforce are not permitted except in specific cases such as restructuring, serious production or business difficulties, or significant technological change;

•	certain employees may not be laid off even for performance-based reasons, such as employees on long-term or open-ended contracts or who are the sole supporter of a minor or elderly person;

•
severance pay is required to be paid upon an employer's failure to renew a fixed-term contract or when an employee is fired due to an employer's bankruptcy or dissolution or failure to renew its business license; and

•	employees who are unlawfully terminated must be reinstated, or if reinstatement is not possible, such employees must receive twice the standard level of severance pay.

We have already implemented this law and do not believe that it will have a significant impact on us.
Employees

As of June 1, 2008, we had approximately 269 full-time employees and no part-time employees, of these, 4 are executives; 9 are senior managers; 21 are lead technicians. 196 of our employees are classified as “disabled.”  The total tax benefits we received relating to these employees in 2007 was RMB 32,947,253 (US $4,325,376), of which RMB 550,000 (US $72,205) related to the period from July to December, after the VAT law changed. We currently expect to realize a tax benefit from this exemption in 2008 of RMB 5,416,146 (US $711,042). These employees do not operate machinery, but work in positions such as food service and our custodial staff.

51 of our employees belong to trade unions.

We enter into employment agreements with each of our non-executive employees.  With our non-disabled employees, when they are hired by the Company we enter into one year agreement.  After the first year, we enter into long-term contracts with them.  The agreements provide for basic working hours (8 hours per day, 5 days per week), salaries ranging between RMB 1200 (US $158) and RMB 3500 (US $460), plus compensation for working overtime.  Upon hiring our disabled employees we enter into one year agreements, after which, if the employee remains, we enter into long-term agreements.  Duties vary depending upon the employees health and abilities.  Our contracts with our disabled employees provide for basis cording hours (8 hours per day, 22 -23 days per month) and salaries ranging between RMB 520 (US $68) and RMB 3588 (US $471), according to the actual working hours booked in that month, with payment for overtime.

Simultaneously with the closing of the Share Exchange, we entered into employment agreements with Linquan Hu, our CEO and Vice Chairman, Fucan Dong, our Chairman and James Qi, our Chief Financial Officer.  The following are summaries of the terms of those agreements.

Agreement with Mr. Hu

The agreement provides that Mr. Hu will serve as Vice Chairman for a term of 3 years, which term will automatically be extended  for successive 12 month periods unless either party sends notice of non-renewal at least 30 days prior to the expiration of the then applicable term.  He will receive a base salary of RMB 120,000 (US $15,754, which the Board may review and increase, but not decrease, from time to time during the term.  He was also granted 250,000 shares of restricted stock which will vest in three equal annual installments.   He will be entitled 3 weeks paid vacation and such other benefits as are generally made available to other senior executives of the Company.

His employment may be terminated by the Company at any time for Cause. Cause means (i) conviction of, or entry of a pleading of guilty or no contest by, him with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) his willful dishonesty towards the Company; (iii) his willful and continued failure to perform substantially all of his duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and he neglects to cure such a failure to the reasonable satisfaction of the Board within fifteen (15) days following receipt of such written demand; (iv) his material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations or his material breach of his Agreement; (v) his theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (vi) his habitual intoxication or continued abuse of illegal drugs which materially interferes with his ability to perform his assigned duties and responsibilities.  Upon a termination of his employment for cause, he will be entitled to receive his base salary and vested restricted stock through the date of termination.

If his employment is terminated by the Company without cause (other than because of his disability), he is entitled to receive his base salary through the termination date, his vested stock award, and any earned but unpaid bonus for the preceding calendar year, plus he is will receive in bi-weekly installments the base salary he otherwise would have received for one year following the termination

If he terminates his employment with good reason, he will be entitled to receive his base salary through the termination date and any earned but unpaid bonus for the preceding calendar year, plus he is will receive in bi-weekly installments the base salary he otherwise would have received for one year following the termination.  He will have good reason to resign if (i) the company fails to comply with any of the material provisions of his employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;  (ii) upon any change in his duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with his position(s), duties or responsibilities with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that good reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of his employment being terminated for cause, his disability or death or termination of his employment by him without good reason; or (iii) the Company’s failure to pay him or make the restricted stock grant required by the agreement; provided that a termination of his employment by him with good reason shall be effective only if, within thirty (30) days following the delivery of a notice of termination for good reason by him to the Company, the Company has failed to cure the circumstances giving rise to good reason.

The employment agreement also provides that Mr. Hu will not compete directly or indirectly with the Company during the term of his agreement and for three years thereafter.

He also agrees to assign to the Company all inventions, developments, designs, discoveries, trade secrets or intellectual property conceived or developed or reduced to practice during his employment.

Agreement with Mr. Dong

The agreement provides that Mr. Dong will serve as Chairman for a term of 3 years, which term will automatically be extended  for successive 12 month periods unless either party sends notice of non-renewal at least 30 days prior to the expiration of the then applicable term.  He will receive a base salary of RMB 120,000 (US $15,754), which the Board may review and increase, but not decrease, from time to time during the term.  He was also granted 250,000 shares of restricted stock which will vest in three equal annual installments.   He will be entitled 3 weeks paid vacation and such other benefits as are generally made available to other senior executives of the Company.

His employment may be terminated by the Company at any time for Cause. Cause means (i) conviction of, or entry of a pleading of guilty or no contest by, him with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) his willful dishonesty towards the Company; (iii) his willful and continued failure to perform substantially all of his duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and he neglects to cure such a failure to the reasonable satisfaction of the Board within fifteen (15) days following receipt of such written demand; (iv) his material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations or his material breach of his Agreement; (v) his theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (vi) his habitual intoxication or continued abuse of illegal drugs which materially interferes with his ability to perform his assigned duties and responsibilities.  Upon a termination of his employment for cause, he will be entitled to receive his base salary and vested restricted stock through the date of termination.

If his employment is terminated by the Company without cause (other than because of his disability), he is entitled to receive his base salary through the termination date, his vested stock award, and any earned but unpaid bonus for the preceding calendar year, plus he is will receive in bi-weekly installments the base salary he otherwise would have received for one year following the termination

If he terminates his employment with good reason, he will be entitled to receive his base salary through the termination date and any earned but unpaid bonus for the preceding calendar year, plus he is will receive in bi-weekly installments the base salary he otherwise would have received for one year following the termination.  He will have good reason to resign if (i) the company fails to comply with any of the material provisions of his employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;  (ii) upon any change in his duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with his position(s), duties or responsibilities with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that good reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of his employment being terminated for cause, his disability or death or termination of his employment by him without good reason; or (iii) the Company’s failure to pay him or make the restricted stock grant required by the agreement; provided that a termination of his employment by him with good reason shall be effective only if, within thirty (30) days following the delivery of a notice of termination for good reason by him to the Company, the Company has failed to cure the circumstances giving rise to good reason.

The employment agreement also provides that Mr. Dong will not compete directly or indirectly with the Company during the term of his agreement and for three years thereafter.

He also agrees to assign to the Company all inventions, developments, designs, discoveries, trade secrets or intellectual property conceived or developed or reduced to practice during his employment.

Agreement with Mr. Qi

The agreement provides that Mr. Qi will serve as Chief Financial Officer for a term of 3 years, which term will automatically be extended  for successive 12 month periods unless either party sends notice of non-renewal at least 30 days prior to the expiration of the then applicable term.  He will receive a base salary of $210,000, which the Board may review and increase, but not decrease, from time to time during the term.   He will be entitled 3 weeks paid vacation and such other benefits as are generally made available to other senior executives of the Company.

His employment may be terminated by the Company at any time for Cause. Cause means (i) conviction of, or entry of a pleading of guilty or no contest by, him with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) his willful dishonesty towards the Company; (iii) his willful and continued failure to perform substantially all of his duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and he neglects to cure such a failure to the reasonable satisfaction of the Board within fifteen (15) days following receipt of such written demand; (iv) his material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations or his material breach of his Agreement; (v) his theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (vi) his habitual intoxication or continued abuse of illegal drugs which materially interferes with his ability to perform his assigned duties and responsibilities.  Upon a termination of his employment for cause, he will be entitled to receive his base salary through the date of termination.

If his employment is terminated by the Company without cause (other than because of his disability), he is entitled to receive his base salary through the termination date and any earned but unpaid bonus for the preceding calendar year, plus he is will receive in bi-weekly installments the base salary he otherwise would have received for one year following the termination

If he terminates his employment with good reason, he will be entitled to receive his base salary through the termination date and any earned but unpaid bonus for the preceding calendar year, plus he is will receive in bi-weekly installments the base salary he otherwise would have received for one year following the termination.  He will have good reason to resign if (i) the company fails to comply with any of the material provisions of his employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;  (ii) upon any change in his duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with his position(s), duties or responsibilities with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that good reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of his employment being terminated for cause, his disability or death or termination of his employment by him without good reason; or (iii) the Company’s failure to pay him; provided that a termination of his employment by him with good reason shall be effective only if, within thirty (30) days following the delivery of a notice of termination for good reason by him to the Company, the Company has failed to cure the circumstances giving rise to good reason.

The employment agreement also provides that Mr. Qi will not compete directly or indirectly with the Company during the term of his agreement and for three years thereafter.

He also agrees to assign to the Company all inventions, developments, designs, discoveries, trade secrets or intellectual property conceived or developed or reduced to practice during his employment.

COMPANY INFORMATION

Our corporate headquarters are located at No. 1 Guiba Road, Guixi District Yingtan City, Jiangxi Province and our telephone number is 86 701 333 8111.

DESCRIPTION OF PROPERTY

Our only facility is located in Guixi District, Yingtan City, Jiangxi Province, China.  In China, the government owns all of the land.  We have fifty year land use rights for the real property where our facility.  When our land use rights expire, we would have to purchase new land use rights or lease the property from the government.  We own the improvements and equipment at our facility.

The improvements on our property are encumbered by a mortgage securing a loan in the amount of RMB 15 million  (US $1,969,228) from Industrial Bank Co., Ltd. which we entered into on June 27, 2008.

Yi Xin Holding, LYH, and WWC do not own or rent any properties.

RISK FACTORS
Risks related to operating a business in the PRC

Changes in China’s political or economic situation could harm us and our operational results.

We are subject to the general risks of operating a business in the PRC. These include risks associated with the political and economic environment, foreign currency exchange, and the legal system in the PRC. The economy of the PRC differs significantly from the economies of the western industrialized nations in such respects as structure, level of development, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of western industrialized countries.

The PRC government encourages substantial private economic activities, but this has only been the case since the early 1990’s. It is possible that the Chinese government may abandon its reforms all together and return to a more nationalized economy. Because many reforms are unprecedented or experimental, they are expected to be refined and adjusted. Negative impact upon economic reform policies or nationalization could result in a total investment loss in our common stock. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.  This could damage our profitability. Some of the things that could have this effect are:

• level of government involvement in the economy;

• control of foreign exchange;

• methods of allocating resources;

• balance of payments position;

• international trade restrictions; or

• international conflict.

A downturn in the Chinese economy could negatively affect our revenue and impair our growth.

The Chinese economy has experienced significant growth in the past several years, but such growth has been uneven among various sectors of the economy and geographic regions. The Chinese economy may not continue to grow at its current pace, or may begin to decline. Actions by the PRC government to control inflation, for example, have restrained economic expansion in the recent past across several industrial sectors. Similar and continued actions by the PRC government in the future could have a significant adverse effect on the domestic economic condition in the PRC.

A slowdown or other adverse developments in the PRC economy could materially and adversely affect our customers and the demand for our products. All of our operations are conducted in the PRC and all of our revenues are generated from sales to businesses operating in the PRC. We have only recently begun doing business and have not yet experienced a contraction in the economy. As a result, we do not know how well our business would perform in a slowdown in the Chinese economy. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business and revenues.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as 2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, which could harm the market for our products and adversely effect our operations and business.

Our financial results are dependent on the value and convertibility of the Chinese Renminbi.

Any devaluation of China's currency, the Renminbi, versus the US dollar may adversely affect our financial performance and asset values when measured in terms of the US dollar. Such devaluation could have a material adverse affect on our earnings expressed in US dollars. We do not currently hedge our foreign exchange exposure. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions and interest payments, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

Chinese laws are constantly changing, and their application and enforcement can be unpredictable.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing or effecting our business, and the enforcement and performance of the contractual arrangement with our suppliers and customers, and the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, bankruptcy, or criminal proceedings. These laws and regulations are relatively new and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on its businesses.

For example, China’s new Enterprise Income Tax Law, promulgated by the National People’s Congress on March 16, 2007, and became effective on January 1, 2008, represents a radical departure from the prior tax system. The prior system provided for one set of rules applying to Foreign Investment Enterprises (broadly, Chinese companies with 25 percent or higher foreign participation) and a different set of rules applying to ordinary, “domestic” Chinese companies. The split system had the effect of favoring the import of capital into China by giving privileged tax treatment to the foreign owned enterprises.  As a result of these changes, we have lost certain tax benefits to which we were previously entitled.

The Company competes with PRC state owned enterprises, Chinese-foreign joint ventures, and Chinese private reprocessors.

Many Chinese copper companies are better capitalized, more experienced, and have deeper ties within the Chinese marketplace.   We are a newly formed company.  We may be unsuccessful in our attempts to compete, which would have a material adverse impact on our business and financial condition. Not only are there numerous competitors in the PRC, but there may be competitive threats from foreign companies. With the PRC’s entry into the World Trade Organization and the PRC’s agreements to lift many of the barriers to foreign competition, we anticipate that the environment in our markets will become increasingly competitive.

The copper industry in China is dominated by five large companies, all of which have integrated operations (i.e. mining, smelting, and refining) and four additional companies that are engaged in smelting. These competitors include: Jiangxi Copper Group, Yantai Penghui Copper, Anhui Tongdu Copper (Tongling Nonferrous), Daye Nonferrous, Jinchuan Group, Yunnan Copper, Chifeng Jinjian Copper, Zhongtiaoshan Nonferrous and Baiyin Nonferrous. All of these companies are better capitalized, more experienced, and have more established relationships in the Chinese marketplace.

We did not obtain SAFE government approval of our acquisition of Yi Xin.  If it is determined that we should have obtained such approval, we could be subject to sanctions.

On October 31, 2005 and May 31, 2007, China’s State Administration of Foreign Exchange (“SAFE”) issued an official notice separately known as “Circular 75” and “Circular 106,” which requires the owners of Chinese companies to obtain SAFE’s approval before establishing any offshore holding company structure in so-called “round-trip” investment transactions for foreign financing as well as subsequent acquisition matters in China.  On August 8, 2006, six PRC regulatory agencies, namely, Ministry of Commerce, State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE jointly adopted the Provisions on Acquisition of Domestic Enterprises by Foreign Investors (“New M&A Regulation”), which became effective on September 8, 2006.  The New M&A Regulation imposes approval requirements from the Ministry of Commerce for “round-trip” investment transactions, including acquisitions in which equity was used as consideration.  We did not file the SAFE’s registration, in connection with the acquisition of Jiangxi Copper by WWC, based on the determination that WWC is not a “special purpose company” as defined in Circular 75 and 106, and that the acquisition of Jiangxi Copper by WWC was not a “round-trip” investment transaction.  Because of uncertainty over how the SAFE Circulars will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  We may need to make the SAFE registration when any domestic PRC resident becomes a shareholder of the company in the future.  A failure by our future domestic PRC resident shareholder to comply with the SAFE Circulars, if SAFE requires it, could subject these domestic PRC residents to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

We may need to file the SAFE government registration whenever any Chinese resident becomes the shareholder of the company in the future

It will be difficult for any shareholder of our company to commence a legal action against our executives.  Enforcing judgments won against them or the Company will be difficult.

Most of our officers and directors reside outside of the United States. As a result, it will be difficult, if not impossible, to acquire jurisdiction over those persons in a lawsuit against any of them, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws.  Because the majority of our assets are located in the PRC it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, we have been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in western-style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.  If we are not able to maintain adequate controls our financial statements may not properly represent our financial condition, results of operation or cash flows.  Weakness in our controls could also delay disclosure of information to the public which is material to an investment decision with respect to our stock.

Risks Related to our Business and Our Industry

Declines in the market prices of copper could adversely affect our earnings and cash flows. Such declines could also cause significant volatility in our financial performance and adversely affect the trading prices of our debt and equity securities.

Future growth in demand for copper may result in copper shortages and increased prices. The world market price of copper has fluctuated historically and is affected by numerous factors beyond our control.  We may not be able to offset any future increase in the price of copper by increasing our prices and our margins would be reduced .  If we cannot obtain an adequate supply of copper or other needed raw materials, it would have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

Additional increases in the cost of copper could reduce the demand for copper-based products by making alternatives more cost attractive.  The higher the price of copper, the greater the possibility that substitutes will be used or developed for many current uses of copper, resulting in a probable significant decline in the demand for and price of copper products, and our business would likely be materially adversely affected.

We may not be able to secure financing needed for existing and future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to maintain or expand our production facilities, to purchase copper scrap, and/or to provide working capital for our business. Currently, in order to complete our planned expansions and entry into the enameled copper wire and copper valve markets, we need to obtain additional financing. If such financing is not available on acceptable terms, or at all, we may not be able to implement or existing plans. Moreover, unanticipated capital needs may arise in the future. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to maintain or expand our business or to develop new business at the rate desired, and our operating results may suffer.  If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt, and the repayment of such debt may limit our cash flow and our ability to grow.  If we elect to issue additional securities as a way of raising capital, it would have a dilutive effect on the then current holders of our equity.

Competitive pressures from existing and new companies could have a material adverse effect on our financial condition and results of operations.

We compete in a global market with regard to the sale of processed scrap. Competition for sales of processed scrap is based primarily on the price, quantity and quality of the scrap metals, as well as the level of service provided in terms of consistency of quality, reliability and timing of delivery.  To the extent that one or more of our competitors becomes more successful with respect to any key factor, our ability to attract and retain consumers could be materially and adversely affected.

We rely on one supplier, Fangyuan, for 100% of our copper scrap supply.

One supplier, Fangyuan, is the source of 100% of our copper scrap supply. Fangyuan may not continue its exclusive relationship with us in the future, and even if it does continue to be our exclusive supplier it may not be able to obtain a sufficient source of copper scrap at favorable prices, or in the quantity we require.  If Fangyuan severs its relationship with us, or becomes unable to provide us with a sufficient supply of copper scrap on favorable terms, we may have to rely on other purchasers who would likely charge significantly higher margins than Fangyuan, which currently charges us only for its price of scrap metal and its costs.  Moreover, we may not be able to find other suppliers who are willing to provide us with copper scrap on acceptable terms and in the quantities we require.  Any of these occurrences would have a material adverse effect on our business and operations.

If we cannot obtain an adequate source of supply of copper scrap, we would be unable to reprocess metals in desired volumes and our results of operations and financial condition would be materially and adversely affected.

We depend on scrap for our operations, and through Fangyuan, our scrap inventory is acquired from numerous sources.  These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metals to Fangyuan. In periods of low industry prices, suppliers may elect to hold scrap in inventory in the hope of receiving higher prices at a later time.  In addition, a slowdown in industrial production in the U.S. or in China could reduce the rate at which companies replace older equipment containing copper, which is then turned into scrap, thereby making scrap scarcer and more expensive. If an adequate supply of scrap metal is not available to us, or is not available to us at favorable prices, we would be unable to reprocess metals in desired volumes and our results of operations and financial condition would be materially and adversely affected.

Our primary supplier Fangyuan currently only supplies us with scrap purchased from Chinese dealers.  In the future, Fangyuan may import scrap directly from abroad.  Fangyuan currently does not charge us any profit margin, but only charges us for its cost of purchasing scrap and its expenses.  If Fangyuan loses its import license, we would have to purchase imported scrap from other suppliers, who would likely charge us a significant margin, and our business would likely be materially adversely affected.

We anticipate in July, 2008 we will apply for a Consignee’s and Consignor’s Declaration Registration Certificate of Imported and Exported Goods Issued by Customs of the PRC.  If we fail to qualify for this license, we will not be permitted to directly import scrap and realize the potential benefits of the lower raw material costs, which in turn would negatively affect our profits.

The cyclicality of our industry could negatively affect our sales volume and revenues.

The operating results of the scrap metals reprocessing industry in general, and our operations specifically, are highly cyclical in nature.  They tend to reflect and be amplified by general economic conditions, both in the PRC and internationally.  Historically, in periods of recession or periods of slowing economic growth, the operating results of scrap metals reprocessing companies have been materially and adversely affected.  For example, during recessions or periods of slowing economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for copper.  This leads to significant fluctuations in demand and pricing for our products.  Economic downturns in the PRC and international economy would likely materially and adversely affect our results of operations and financial condition.  Our ability to withstand significant economic downturns in the future will depend in part on our levels of debt and equity capital, operating flexibility and access to liquidity.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion.  In addition, we may face challenges in managing expanding product offerings and in integrating acquired businesses with our own.  Such eventualities will increase demands on our existing management, workforce and facilities.  Failure to satisfy such increased demands could disrupt or otherwise adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

Six customers comprise 40% of our sales.

Our six largest customers comprised 40% of our sales in 2007.  If we lost one or more of those customers, or if one or more of those customers significantly reduced the volume that they purchases from us, and we could not find replacement customers or increase our sales to other existing customers, our revenues would be negatively impacted. In addition, those customers have very similar businesses, and external factors that would lead one of them to significantly reduce its purchases of our products would likely have a significant impact on the others as well, this in turn would magnify the adverse effect on our revenues.

Risks Related to Our Management

Our ability to operate our company effectively could be impaired if we lose key personnel

We depend on the services of key executives, including Linquan Hu, our  Vice Chairman and Chief Executive Officer, and Fucan Dong, our Chairman, as well as certain other personnel focused on the operation of our production facilities.  Additionally, the number of persons skilled in the development and operation of copper scrap reprocessing facilities is limited and significant competition exists for these individuals.  We may not be able to employ key personnel or to attract and retain qualified personnel in the future.  We do not maintain “key person” life insurance to cover our executive officers.  Due to the relatively small size of our company, our failure to retain or attract key personnel may delay or otherwise adversely affect the operation and development of our projects and the management of our company, which would have a material adverse effect on our business.

We may not be able to attract and retain the additional personnel we will need to develop any of our projects

We are a medium-sized company with a limited operating history and relatively few employees. The development of any of our proposed projects will place substantial demands on us.  We will be required to recruit additional personnel and to train, motivate and manage these new employees.  We may not be successful in attracting and retaining such personnel.

Our senior management team has no experience in running a public company and will need to procure assistance from professional advisers and third parties at additional expense.

Our management team and current key employees have not been engaged in similar capacities with other public reporting companies and are not familiar with the multitude of filings, regulations and requirements applicable to a public company.  We will require the assistance of outside counsel and accountants and possibly other third party advisers.  We may not be able to find qualified, experienced people to perform these tasks.  Even if successful, the fees and expense for these professional advisers and third parties will be an additional administrative cost that our competitors may not be required to incur.  In addition, if the advice given or work performed by these outside advisers proves to be inadequate or incorrect, the Company and its management will nonetheless bear the brunt of the costs and penalties assessed, with limited avenues of redress against the outside advisers.

Risks Related to our Stock

We do not intend to pay any dividends on our Common Stock in the foreseeable future.

We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We may also incur indebtedness in the future that may prohibit or effectively restrict the payment of cash dividends on our Common Stock.

There currently is no trading market for our Common Stock

Prior to the closing of the Share Exchange Transaction, we were a shell company with only one stockholder and there was no trading market for our shares of Common Stock.  As a result of the Share Exchange Transaction, we are no longer a shell company but still have only two stockholders.  All of our currently outstanding shares of Common Stock are “restricted securities”, and therefore there is still no trading market for our Common Stock.  We are currently not listed on any exchange, nor are we quoted on the Over the Counter Bulletin Board in the United States. A trading market for our Common Stock may never develop.  Even if it does, trading of our Common Stock may never attain significant levels of volume and liquidity.  In such event, investors could find it difficult to sell their shares of Common Stock due to the thin trading volume.

Certain stockholders can exert control over the Company and may have interests that conflict with those of other stockholders.

Jing Yu, the cousin of Linquan Hu our Vice Chairman and Chief Executive Officer, currently owns 100% of Newry, which owns 87.80% of our Common Stock.  Although our officers and directors currently do not own any of our Common Stock, Linquan Hu and Fucan Dong, our Chairman, have entered into an agreement pursuant to which they would be entitled to receive 49% of Newry’s holdings of our Common Stock if the Company achieves a  25% annual growth rate for each of the twelve month periods ending June 30, 2009 and June 30, 2010.  If they achieve these targets and acquire the stock, they will then beneficially own an aggregate of approximately 44% of our outstanding shares of Common Stock. Consequently, Jing Yu and/or our management may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  In addition, this concentration of ownership may delay or prevent a change of control of us and might affect the market price of our Common Stock, even when a change of control may be in the best interest of our stockholders as a whole.  Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

It may be difficult for another company to acquire us, and this could depress our stock price.

In addition to the large percentage of our voting securities held by our officers, directors and 5% and greater stockholders, provisions contained in our certificate of incorporation, bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable by authorizing the issuance of “blank check” preferred stock. In addition, provisions of the Delaware General Corporation Law also restrict some business combinations with interested stockholders. These provisions are intended to encourage potential acquirers to negotiate with us and allow the board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, these provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

Our investors may lose their entire investment in our securities.

An investment in our securities is highly speculative and may result in the loss of the entire investment.  Only potential investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in our securities.

Securities analysts may not cover our Common Stock and this may have a negative impact on our Common Stock's market price.

The trading market for our Common Stock is likely to be significantly influenced by the research and reports that securities analysts publish about us or our business.  We do not have any control over these analysts.  There is no guarantee that securities analysts will cover our Common Stock.  If securities analysts do not cover our Common Stock, the lack of research coverage would be likely to significantly reduce the trading volume and investor interest in our Common Stock, and would be likely to adversely affect our Common Stock's market price, if any trading market exists.  If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline.  If one or more of these analysts ceases to cover us or fails to publish reports on us on a regular basis, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We expect to finance our operations, acquisitions and develop strategic relationships, at least in part, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders.  Specifically, we intend to commence an offering of up to $5 million of equity securities at a pre-transaction valuation of $60 million to accredited investors in a private placement sometime in the very near future.  Additional offerings of equity securities may be made in the future.  Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing securities.  Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on stockholders' ownership interests, which could cause the market price of our Common Stock to decline.

In addition, our Board of Directors has approved our borrowing of $250,000 to cover certain expenses relating to the Share Exchange Transaction and our contemplated financing.  The form of the loan is anticipated to be convertible notes with attached warrants, but the exact terms and conditions of any transaction will have to be negotiated with the lender or lenders.

We may also raise additional funds through the incurrence of debt, and the holders of any debt we may issue would have rights superior to stockholders' rights in the event we are not successful and are forced to seek the protection of the bankruptcy laws.

The price of our Common Stock may vary for reasons unrelated to our performance and future prospects.

The market price of our Common Stock could fluctuate substantially due to a variety of factors including market perception of our ability to achieve our planned growth, quarterly operating results of companies viewed as comparable to us, trading volume in our Common Stock, changes in general conditions in the economy, perceptions of the future of the copper and copper products markets in the PRC and elsewhere, and broader developments in the financial markets.

In addition, the stock market is subject to extreme price and volume fluctuations.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

Because our Common Stock may be deemed a “penny stock,” investors may find it more difficult to sell their shares.

Our Common Stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934.  The penny stock rules apply to companies whose Common Stock trades at less than US $5.00 per share or that have tangible net worth of less than US $5.0 million (US $2.0 million if the company has been operating for three or more years) and are not quoted on Nasdaq or on an exchange.  These rules require, among other things, that brokers who trade a penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  Remaining subject to the penny stock rules for any significant period could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

SELECTED FINANCIAL DATA

	Three-Month Ended March 31, 2008	For the Fiscal Year Ended December 31, 2007	For the Period from Inception April 2006 to December 31, 2006[1]
Statement of Operations Data:
Sales	$26,378,431		$1,468,805
Cost of Sales	(25,602,837)		(1,555,127)
Government Subsidies	485,968		11,401
Sales Tax and Surtax	(49,660)		(927)
Gross Profit	1,211,902		(75,848)
Operating Expenses	469,036	$374	94,192
Operating Income (Loss)	742,866	(374)	(170,040)
Non-operating Income (Expenses)
Net Income (Loss) Before Provision for Income Tax	742,866	(374)	(170,040)
Provision for Income Tax	(38,552)
Net Income (Loss)	704,314	(374)	(170,040)
Other Comprehensive Income Foreign Currency Translation	159,553		838
Comprehensive Income (Loss)	$863,867	$(374	(169,202)

Balance Sheet Data:
Current Assts	$24,910,203	$19,328,162	$1,446,333
Total Assets	26,323,363	20,518,699	2,850,487

Current Liabilities	19,810,591	20,518,638	2,872,479
Total Liabilities	19,810,591	20,518,638	2,872,479
Total Stockholders’ Equity (Deficit)	6,512,772	61	(21,992)

1   Fiscal year ended December 31, 2006 numbers are from the operations of Yi Xin Copper.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our Company’s plan of operation, financial condition and results of operation should be read in conjunction with the consolidated financial statements and the notes thereto included in this Form 8-K.

General

Yi Xin Copper was incorporated as a Chinese limited liability company on April 30, 2006, and began operations in December 2006.  On November 18, 2007, WWC entered into an agreement with Yi Xin Copper’s owners to acquire 100% of Yi Xin Copper for cash.  The acquisition received provincial government approval on November 29, 2007, and on December 11, 2007 Yi Xin Copper was reincorporated as a Chinese Foreign Invested Enterprise and WWC’s acquisition of Yi Xin Copper from its previous owners was completed as of December 11, 2007.  WWC was incorporated in Hong Kong on October 22, 2007 as the wholly-owned subsidiary of LYH.  LYH was incorporated in the British Virgin Islands on September 21, 2007 and a wholly-owned subsidiary of Newry which was incorporated in the British Virgin Islands on October 1, 2007.

Pursuant to the Share Exchange Agreement, we issued 18,000,000 shares of Common Stock to Newry in exchange for all of the issued and outstanding LYH common stock.  As a result, we acquired 100% of the issued and outstanding securities of LYH and thereby indirectly acquired 100% of the outstanding securities of LYH’s subsidiaries, WWC and Yi Xin Copper, the entity in which our operations are conducted and which holds substantially all of our assets.  By acquiring the operating business of Yi Xin Copper, we ceased to be a shell company and we experienced a change in control.

Our business is the production of copper-based products from copper scrap.  We smelt copper scrap material to produce varying levels of refined, usable materials specified to the needs of manufacturers.  We purchase copper scrap and reprocess it to produce three main products - brass, copper round rod and anode copper.

Our subsidiary, Yi Xin Copper, has been operating in Yingtan City, Jiangxi Province, China since December 2006.  Since that time Yi Xin Copper’s annual sales have grown to more than US $149 million and we have achieved profitability.  In 2007, we had comprehensive income of US $3.06 million from the sale of brass, anode copper, and copper round rods.  For the quarter ended March 31, 2008, we had comprehensive income of US $864 thousand from the sale of anode copper, brass and copper round rods, and miscellaneous by-products.  We have over 300 customers in several industries including automobile and motorcycle manufacturers, electronics companies, cable companies, and producers of valves.  All of our customers are located in the PRC.

Critical Accounting Policies And Estimates

Below is a description of accounting policies, which we consider critical to the preparation and understanding of our financial statements. In addition, certain amounts included in or affecting our financial statements and related disclosure must be estimated, which requires us to make assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. Actual results may differ from these estimates under different assumptions or conditions. The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing our consolidated financial statements.

We believe that the following critical accounting policies set forth below involve the most significant judgments and estimates used in the preparation of our consolidated financial statements. We evaluate these policies on an ongoing basis, based upon historical results and experience, consultation with experts, trends and other methods we consider reasonable in the particular circumstances, as well as our forecasts as to how these might change in the future.

Accounting Method

The Company uses the accrual method of accounting which recognizes revenues when earned and expenses when incurred.

Cash and Cash Equivalent

The Company considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

Account Receivable

Account Receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Bad Debts are written off as incurred.  The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

Inventory

Inventory is valued at the lower of cost of market (using the weighted average method) or net realizable value.  Cost includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition.  The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted-average cost.   Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completing, selling expenses and related taxes.

Land Use Rights

According to the laws of China, the government owns all the land in China.  Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government.  Land use rights would be amortized using the straight-line method over the lease term of 50 years.

Property, Plant and Equipment

Fixed assets are stated at cost.  The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period of disposition.

Depreciation is computed using the straight-line method over the estimated useful lives of assets, net of the estimated residual values.  The useful lives for property, plant and equipment are as follows:

Buildings and leasehold improvement	20 years
Plant and Machinery	5-10 years
Office equipment and furnishing	5 years
Motor Vehicles	10 years

Construction in Progress

Construction in Progress represents direct costs of construction or acquisition and design fees incurred.  Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment assets when substantially all the activities necessary to prepare the assets for their intended use are completed.  No depreciation is provided until it is completed and ready for intended use.

Government Subsidies

Because the Company is a welfare enterprise, it is entitled to special tax treatments.  Government subsidies refer to the tax refund by both the central and the local Chinese government from the value-add taxes paid by the Company for the employment of qualified welfare employees.  The Company must pay the value-add tax in accordance with the relevant Chinese tax laws and regulations.

Prior to July 2007, government subsidies consisted of the government refund of all of the value-add tax payments paid by the Company.  In July 2007, the government subsidies were change.

Effective in July 2007, because the Company is a welfare enterprise, it is entitled to receive up to 35,000 yuan in RMB (US $4,595) per qualified handicapped employee per year according to the central government policies.  In addition, due to incentive policies established by Guixi Local Finance Department to attract out of town investments effective from July 2007 and expiring on December 30, 2009, the Company is entitled to receive from Guixi Local Finance Department 25% of the net of VAT tax paid minus up to 35,000 yuan in RMB (US $4,595) per year for each handicapped employee.

Subsidies are recognized at their fair values when received or there is reasonable assurance that they will be received and all attached conditions are complied with.  According to Chinese tax law, government subsidies for qualified welfare employees up to 35,000 yuan in RMB (US $4,595) per handicapped employee per year are not subject to income taxes.

Income Taxes

The LYH was incorporated in the British Virgin Islands (BVI) on September 21, 2007.  As an offshore company, it is exempt from income taxes according to the Article 242 of the BVI Business Companies Act 2004 (“Exemptions from Tax”), which states that (a) a company b) all dividends, interest, rents, royalties, compensations and other amounts paid by company, and (c) capital gains realized with respect to any shares, debt obligations or other securities of a company, are exempt from all provisions of the Income Tax Ordinance.

WWC was incorporated in Hong Kong on October 22, 2007.  In accordance with the relevant tax laws and regulations of Hong Kong, a company, irrespective of its residential status, is subject to tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong.  No tax is levied on profits arising abroad, even if they are remitted to Hong Kong.  Therefore, WWC is exempt from Hong Kong income tax since all the profits were derived from Yi Xin Copper in PRC.  The income tax rate in Hong Kong is 17.5%.

Yi Xin Copper was established in April 2006 in Guixi City of Jiangxi Province of the Peoples Republic of China  and began operations in December 2006.  In accordance with the relevant tax laws and regulations of PRC, a company registered in the PRC is subject to state and local income taxes within PRC at the applicable tax rate on the taxable income as reported in their PRC statutory financial statements.  Under the Provisional Taxation Regulation of the PRC, income tax is payable at a rate of 33% of their taxable income for year 2007.  Effective January 1, 2008, all companies are subject to uniform tax rate of 25%.  According to the PRC tax law, government subsidies for qualified welfare employees up to 35,000 yuan in RMB (US $4,595) per handicapped employee per year are not subjected to income taxes.  In addition, the PRC tax law allows operating losses to be carried forward for five years.  Due to the incentive policies made by Guixi Local finance department to attract out of town investments, Yi Xin Copper, who qualifies as out of town investor, is entitled to a two-year exemption from income taxes followed by three years of a 50% tax reduction, commencing from the first cumulative profit-making year net of losses carried forward.  Yi Xin Copper is allowed to carry forward net-operating losses for five years under the current PRC tax law.  Yi Xin Copper is required to pay income taxes first at regular tax rate, prior to January 1, 2008, the government will make full refund of the taxes paid by Yi Xin Copper for the first two years, then reduced to a refund of 50% of the taxes paid by Yi Xin Copper for the following three years.  Effective on January 1, 2008, only the local government will make full refund of the taxes paid by Yi Xin Copper that is allocable to the local government for the first two years, then reduced to a refund of 50% of the taxes paid by Yi Xin Copper that is allocable to the local government for the following three years.

The Company accounts for income tax using an assets and liability approach and allows for recognition of deferred tax benefits in future years.  Under the assets and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purpose.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company has no temporary differences.  Therefore, no deferred tax assets and liabilities have been recognized and no valuation allowance has been established. The Company does have permanent differences, such as penalty, government subsidies for qualified welfare employees, etc.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions.  Parties are also considered to be related if they are subject to common control or common significant influence.  Related parties may be individuals or corporate entities.

Foreign Currency Translation

The Company and WWC maintain their books and accounting records in U.S. dollars.  Yi Xin Copper maintains its books and accounting records in Renminbi, the PRC’s currency, being the functional currency.  Transactions denominated in foreign currencies are translated into the reporting currency at the exchange rates prevailing on the transaction dates.  Assets and liabilities denominated in foreign currencies are translated into the reporting currency at the exchange rates prevailing at the balance sheet date.  Income and expenditures are translated at the average exchange rate of the year.

In July 2005, the PRC began to value the RMB against a basket of currencies of its major trading partners, including the U.S.  Since the adoption of this flexible exchange rate policy, the RMB has been under pressure to appreciate against the U.S. dollar.  This has affected the changes in the foreign currency translation as reflected in the other comprehensive income.

Use Of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to depreciation, bad debts, income taxes and contingencies.  The company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, Actual results could differ from those estimates.

Economic and Political Risks

The Company’s operations are conducted in the PRC.  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange.  The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash, receivables, accounts payable, accrued expenses and debt, approximates their fair value as of balance sheet date due to the relatively short-term nature of these instruments.

Revenue Recognition

The Company recognizes revenue from product sales when goods are delivered, the quantity and quality of the goods are confirmed and rewards and risk of ownership and title pass to the customers.  Revenues consist of the invoice value of the sale of goods and services net of value added tax, rebates and discounts, certain sales incentives, trade promotion, and product returns.  All of the Company’s products are shipped directly to the manufacturer.  Revenue arrangement requires receipt of purchase orders before product shipment and delivery.

Employee Benefits

The Company is required to and did make contributions to the Chinese Government’s health, retirement benefit and unemployment plan at the statutory rates in force during the period, based on gross salary payments.  The cost of these payments is charged to the statement of income at the same period as the related salary cost.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standards No. 130, “ Reporting Comprehensive Income,” (SFAS No. 130).  SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations.

Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

Concentration Of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of trade account receivable.  The Company performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral.

Liquidity and Capital Resources

We believe that we have adequate capital to operate our business at its current levels and with a moderate growth rate.  However, in order to implement our plans to accelerate the growth of our business more quickly, we intend to commence an offering of up to $5 million of equity securities at a pre-transaction valuation of $60 million to accredited investors in a private placement sometime in the very near future.  If we are able to complete such a transaction, we expect to allocate the majority of the funds raised to acquire scrap copper for the existing brass and anode copper.

Operating Activities

Net cash used by operating activities was $508,867 for the three-month period ended March 31, 2008, as compared to $1,197,190 of net cash provided by operating activities for the three-month period ended March 31, 2007, a decrease of $1,706,057.

Our primary cash flows from net income were realized through the sale of brass.  Cash flows from accounts receivable, related parties receivables, other receivables, subsidy receivable, and advance from customers increased by approximately $14.1 million for the three-month period ended March 31, 2008 as compared with the same period ended March 31, 2007, as a result of a low level of accounts receivable, related parties receivables, other receivables, and subsidy receivable and high level of advance from customers as of March 31, 2008.  The decrease of accounts receivable during the first quarter of 2008 was primarily due to decrease in sales caused by the long Chinese New Year holiday and the emphasis on receivable collection.  In accordance with the increase in production and sales, the Company maintained a higher level of inventory to meet the requirements from customers and required more raw materials to keep its production capacity.  This resulted in an increase in cash outflow of approximately $11.4 million compare the three-month period ended March 31, 2008 with the same period in 2007.  In addition, cash outflows to pay off related party accounts payables, tax payable, and other payables and other current liabilities increased by approximately $6.4 million for the three-month period ended March 31, 2008 as compared to the same period in 2007.  The above mentioned increase in cash flows was completely offset by the cash outflows and resulted in a net cash outflow by the operating activities during the three-month period ended March 31, 2008.

As of the first quarter ended March 31, 2008, the Company had cash and cash equivalents of $83,706, as compared to cash and cash equivalents of $534,386 as of March 31, 2007. The Company had working capital of approximately $5.1 million as of March 31, 2008, as compared to a negative working capital of approximately $2.9 million as of March 31, 2007, reflecting current ratios of 1.26:1 and 0.69:1, respectively.

Investing

During the three-month period ended March 31, 2008, the Company expended net cash of $121,660 in investing activities, consisting mainly of the funds for acquisition of plant and new equipment to support the growth of business.  For the three-month period ended March 31, 2007, the Company utilized $801,752 in investing activities.

Financing

Net cash used in financing activities was $92,114 for the three-month period ended March 31, 2008 compared to net cash provided by financing activities of $5,933 for the three-month period ended March 31, 2007.  The cash flows were borrowings from and repayments of loan from the Company’s directors and capital contributions from the Company’s shareholder.

Management of the Company has taken a number of steps to expand its customer base and increase its market share.  During the quarter, the Company continued to expand its production capacity by constructing and equipping additional workshops and develop new product (enameled wire) that has higher gross margin than the existing products.  The Company plans to equip three workshops upon injection of new capital by investors, construct and equip an additional six workshops by December 2008, and begin production of enameled wire and valves in January 2009.

Results of Operations

Unaudited Pro Forma for the Year ended December 31, 2007  Compared to the Unaudited Pro Forma for the Period from Inception, April 2006, to December 31, 2006

Sales
	Year Ended December 31, 2007		Nine-month period ended December 31, 2006
	Amount	Percent	Amount	Percent
Brass	$67,678,526	45.4%	$1,468,805	100%
Anode Copper & Copper Round Rod	79,512,419	53.3
Other	1,976,276	1.3
Total	$149,167,221	100.0%	$1,468,805	100.0%

Sales consisted of brass, anode copper and cooper round rod and miscellaneous by-products manufactured by Yi Xin Copper and sold to domestic market.

Total net sales were $149,167,221 and $1,468,805 for the fiscal year ended December 31, 2007 and the period from inception April 2006 to December 31, 2006, respectively, representing an increase of $147.7 million or 100 times year over year.  The Company was established in April 2006 and began production in December 2006.  There was one months of production in 2006 as compared to twelve months of production in 2007.  In 2006, the Company produced brass products only.  During 2007, the Company not only expanded its production capacity from one workshops to six workshops, but also added anode copper and copper round rod to its product mix.

Cost of Sales

Cost of sales for the fiscal year ended December 31, 2007 increased to $150.5 million from $1.6 million for the nine-month period ended December 31, 2006, $148.9 million or a 96 times increase, consistent with the increase in revenues.

Government Subsidies

Government subsidies for the fiscal year ended December 31, 2007 increased by approximately $5 million or 438 times to $5 million from $11,401 for the nine-month period ended December 31, 2006.  The increase was consistent with the increase in revenue and cost of sales, due primarily to the increased size of our VAT rebate.

Sales Tax and Surtax

Sales tax and surtax for the fiscal year ended December 31, 2007 increased by approximately $280,180 or 302 times to $281,107 from $927 for the nine-month period ended December 31, 2006.  Sales tax and surtax consist of city surtax and education surtax assessed based on value added tax.  The increase was consistent with the increase in revenue and cost of sales.

Gross Profit

Gross profit for the fiscal year ended December 31, 2007 increased by approximately $3.5 million or 46 times to $3.4 million from a loss of $0.075 million for the nine-month period ended December 31, 2006.  Gross margin increased from (5.2%) in 2006 to 2.3% in 2007. The increase was consistent with the increase in production, product lines and revenue.

 The Company continues to improve gross margin by economies of scale, shift of products mix, and the introduction of new products with higher profit margins.

Selling and Distribution Expenses

Selling and distribution expenses were $30,104 for the fiscal year ended December 31, 2007, as compared to none for the nine-month period ended December 31, 2006.  Nearly all of the selling and distribution expenses were freight costs.

General and Administrative Expenses

General and administrative expenses were $723,621 for the fiscal year ended December 31, 2007, as compared to $94,205 for the nine-month period ended December 31, 2006, an increase of $629,417 or 7 times.  The increase was mainly due to the expansion of economic activities, facilities and workforce resulting in increased office expenses, miscellaneous taxes, professional fees, entertainment, other expenses, and loss from a work stoppage totaling $544,327, as compared to the nine-month period ended December 31, 2006.

Financial Expenses (Income)

Financial expenses (income) consisted interest income, interest expenses, and bank fees.  Interest income increased to $4,843 for the fiscal year ended December 31, 2007, compared with $156 for the nine-month period ended December 31, 2006.  The interest expense increased to $26,441 for the fiscal year ended December 31, 2007, compared with none for the nine-month period ended December 31, 2006, due to the Company’s short term borrowing activities.  The proceeds from borrowings financed the Company’s business operations.

Non-operating Income (Expenses)

Non-operating income and expenses consisted revenues from selling metal scrap, penalties, donations, and reserve for price adjustments net at $7,201 for the fiscal year ended December 31, 2007.  The Company did not have any non-operating activities for the nine-month period ended December 31, 2006.

Income Tax

Because the Company had no taxable income, there was no income tax expense for the fiscal year ended December 31, 2007 and the nine-month period ended December 31, 2006.

Net Income

The net income for the fiscal year ended December 31, 2007 increased by $2,829,986, to $2,659,945 from net loss of $170,040 for the nine-month period ended December 31, 2006. The increase was consistent with the increase in production, product lines and revenue.

Unaudited Three-month period ended March 31, 2008 Compared to the Pro Forma Unaudited  Three-month period ended March 31, 2007

Sales

	Three-month period ended March 31, 2008		Three-month period ended March 31, 2007
	Amount	Percent	Amount	Percent
Brass	$15,981,465	60.6%	$2,434,128	19.1%
Anode Copper & Copper Round Rod	9,963,089	37.8	10,018,698	78.6
Other	433,877	1.6	289,036	2.3
Total	$26,378,431	100.0%	$12,741,862	100.0%

Sales consisted of brass, anode copper, and cooper round rod and miscellaneous by-products manufactured by Yi Xin Copper and sold to the PRC domestic market.

Total net sales were $26,378,431 and $12,741,862 for the three-month period ended March 31, 2008 and 2007, respectively, representing an increase of $13.6 million or 107% year over year.  The Company was established in April 2006 and began production in December 2006 with one workshop.  There were four workshops (an additional one began in January and two began in March 2007) in production during the first quarter of 2007 compared to six workshops (additional two began in October 2007) that were in production during the first quarter of 2008.

Cost of Sales

Cost of sales for the three-month period ended March 31, 2008 increased to $25.6 million from $13.9 million for the three-month period ended March 31, 2007, $11.7 million or 84.5% increase year over year, consistent with the increase in revenues.

Government Subsidies

Government subsidies for the three-month period ended March 31, 2008 decreased to $485,968 from $595,172 for the three-month period ended March 31, 2007, $109,204 or 18.3% decrease year over year.  This is due to the local government reducing the value-added tax rebate from 100% to 18% (for companies with quarterly sales between RMB 150 million (US $19,692,275) and RMB 300 million (US $39,384,551) or 25% (for companies with quarterly sales exceeds RMB 300 million (US $39,384,551) of actually paid value-added tax beginning in July 2007.  This policy expires on December 30, 2009.

Sales Tax and Surtax

Sales tax and surtax for the three-month period ended March 31, 2008 increased to $49,660 from $23,807 for the three-month period ended March 31, 2007, $25,854 or 109% increase year over year, consistent with the increase in revenues and cost of sales.  Sales tax and surtax consist of city surtax and education surtax assessed based on value-added tax.

Gross Profit

Gross profit for the three-month period ended March 31, 2008 increased by approximately $1.8 million or 316% to a gross profit of $1.2 million from a loss of $0.56 million for the three-month period ended March 31, 2007.  Gross margin increased from (4.4%) in 2007 to 4.6% in 2008. The increase was consistent with the increase in production, product lines and revenue.

The Company continues to improve gross margin by economies of scale, shift of products mix, improving facility utilization, and the introduction of new products with higher profit margins.

Selling and Distribution Expenses

There were no selling and distribution expenses for the three-month period ended March 31, 2008, as compared to $14,549 for the three-month period ended March 31, 2007.  Almost all of the selling and distribution expenses in 2007 were freight costs.

General and Administrative Expenses

General and administrative expenses were $411,004 for the three-month period ended March 31, 2008, as compared to $75,770 for the three-month period ended March 31, 2007, an increase of $335,233 or 442.4%.  The increase was mainly due to the increased office expenses, depreciation expenses, salaries, social welfare fees, and professional fees totaling $299,000 as compared to the same period in 2007, caused by the expansion of economic activities, facilities and workforce.

Financial Expenses (Income)

Financial expenses (income) consisted interest income, interest expenses, and bank fees.  Interest income increased to $924 for the three-month period ended March 31, 2008, compared with $237 for the same period in 2007.  The interest expense increased to $58,443 for the three-month period ended March 31, 2008, compared with none for the same period in 2007, due to the Company’s short term borrowing activity.  The proceeds from the short-term loan financed the Company’s business operations.

Non-operating Income (Expenses)

There were no non-operating income and expenses for the three-month period ended March 31, 2008 and 2007, respectively.

Income Tax

There was income tax expense of  $64,253 and an estimated $25,701 of income tax rebate for the three-month period ended March 31, 2008 as compare to $0 income tax expense and rebate for the same period in 2007.  Effective January 1, 2008, the Chinese government reduced the income tax rate to 25%.  Due to the incentive policies made by the Guixi local finance department in order to attract out of town investments, the Company, which qualifies as out of town investor, is entitled to a two-year exemption from income taxes, followed by three years with a 50% tax reduction.  The Company is required to pay income taxes first at the regular tax rate, which was 33% for 2007 and 25% for 2008.  For the first two years, the local government will refund the taxes paid by the Company that are allocable to the local government.  For the following three years, the refund is reduced to 50% of the taxes paid by the Company that are allocable to the local government.

Net Income

The net income for the three-month period ended March 31, 2008 increased by $1,354,392 to $704,314 from a net loss of $650,078 for the three-month period ended March 31, 2007.  The increase was consistent with the increase in production, product lines and revenue.

The comprehensive income (loss) for the three-month period ended March 31, 2008 and 2007 were $863,867 and ($652,854), respectively.

Off-Balance Sheet Arrangements

As of December 31, 2007, we did not have any material commitments for capital expenditures or have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

Debt, Lease, and Purchase Commitments

As of March 31, 2008, we had no obligations under our long-term debt obligations, capital leases, operating leases, purchase obligations, and other long-term liabilities.

	Payments Due by Period
(In thousands)	Total	Less Than One Year	One to Three Years	Three to five Years	More than Five years

Long-term debt obligation	RMB 15,000 (US $1,969)	RMB 15,000 (US $1,969)	0	0	0
Capital lease obligations	0	0	0	0	0
Operating lease obligations	0	0	0	0	0
Purchase obligations	RMB 1,545 (US $203)	RMB 1,545 (US $203)	0	0	0
Other long-term liabilities	0	0	0	0	0

Total	RMB 16,545 (US $2,172)	RMB 16,545 (US $2,172)	US $ 0	US $ 0	US $ 0

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company does not have any long-term commitments to purchase production raw materials or sell products that would present significant risks due to price fluctuations. Although we buy our copper scrap from one supplier, we are not obligated to use only that supplier.  Copper scrap is available to us from multiple domestic sources and, as a result, we believe the risk of supply interruptions due to such things as strikes at the source of supply or to logistics systems are limited.

Risks due to fluctuation in interest rates are not material to the Company because of minimal exposure to floating rate debt. The Company has no balance in temporary investments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of August 14, 2008, the number of shares of our Common Stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group.  Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our Common Stock beneficially owned.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned (1)	Percent of Class

5% or Greater Stockholders:

Newry Trade & Invest, Inc. (2) Morgan & Morgan Building P.O. Box 958 Pasea Estate, Road Town, Tortola British Virgin Islands	Common Stock	18,000,000 Shares	87.80%

AFH Holding and Advisory, LLC 9595 Wilshire Boulevard, Suite 900 Beverly Hills, CA 90212 (3)	Common Stock	1,130,000 Shares	5.51%

Directors and Named Executive Officers:
Linquan Hu (4) Guixi Industry Area, Guixi District Yingtan City, Jiangxi Province Peoples Republic of China	Common Stock	250,000 Shares	1.25s

Fucan Dong (4)(5) Guixi Industry Area, Guixi District Yingtan City, Jiangxi Province Peoples Republic of China	Common Stock	250,000 Shares	1.25s

James Qi (4)(5) Guixi Industry Area, Guixi District Yingtan City, Jiangxi Province Peoples Republic of China	Common Stock	─	─

Ken Barun (4)(5) 14036 Claysparrow Road Charlotte, NC 28278	Common Stock	─	─

All directors and executive officers as a group (4 person)(6)	Common Stock	500,000 Shares	2.44%
___________________________
(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2) Jing Yu, a Norwegian national and cousin of Linquan Hu, owns 100% of Newry’s issued and outstanding capital stock and has voting and dispositive control over its shares.

(3) Amir Heshmatpour has voting and dispositive control of the stock owned by AFH Advisory.  Mr. Heshmatpour is currently a member of our Board of Directors, but has tendered his resignation from the Board of Directors effective upon the tenth day following the date we filed our amended Information Statement on Schedule 14F-1/A.

(4) Each of Messrs. Hu, Dong, Qi and Barun are special members of AFH Advisory. As special members, they do not have investment or voting control over the shares owned by AFH Advisory and each of them disclams beneficial ownership of such shares.

(5) Each of Messrs. Dong, Qi and Barun have been appointed to our Board of Directors, however their appointments will not be effective until  the tenth day following the date we filed our amended Information Statement on Schedule 14F-1/A.

(6) Calculated based upon a Board of Directors comprised of Messrs. Lu, Dong, Qi and Barun.

DIRECTORS AND EXECUTIVE OFFICERS

Names of Officers and Directors	Age	Position

Amir F. Heshmatpour	41	Director (1)

Linquan Hu Guixi Industry Area, Guixi District Yingtan City, Jiangxi Province Peoples Republic of China	44	Vice Chairman of the Board and Chief Executive Officer

Fucan Dong* Guixi Industry Area, Guixi District Yingtan City, Jiangxi Province Peoples Republic of China	40	Chairman and Director (2)

James Qi* Guixi Industry Area, Guixi District Yingtan City, Jiangxi Province Peoples Republic of China	50	Chief Financial Officer and Director(2)

Ken Barun* 14036 Claysparrow Road Charlotte, NC 28278	60	Director(2)

Hannah Hu Guixi Industry Area, Guixi District Yingtan City, Jiangxi Province Peoples Republic of China	21	Secretary

(1) Mr. Heshmatpour has tendered his resignation from the Board of Directors effective upon the tenth day following the date we filed our amended Information Statement on Schedule 14F-1/A.

(2) Appointment as director will not become effective until the tenth day following the date we filed our amended Information Statement on Schedule 14F-1/A

Executive Officers and Directors

Amir F. Heshmatpour Mr. Heshmatpour’s principal business occupation for the last five years has been as a private investor. From 1994 until the end of 2002, he also served as Chairman and Chief Executive Officer of Metrophone Telecommunications, Inc.

Linquan Hu became our  Vice Chairman of the Board of Directors and Chief Executive Officer simultaneously with the consummation of the Share Exchange Transaction. Mr. Hu has served as Chief Executive Officer of Yi Xin Copper since April 2006. Prior to that he co-founded Taizhou Guangda Packaging Co., Ltd., a packaging and printing company in Zhejiang City, Peoples Republic of China, and served as its General Manager from 2002 to 2006. Mr. Hu holds a Bachelor of Education degree in Physical Education from Zhejiang Normal University.

Fucan Dong became our Chairman and a director simultaneously with consummation of the Share Exchange Transaction. Mr. Dong has served as Chief Operating Officer of Yi Xin Copper since April 2006. Prior to that he was the President of Henan Zhengzhou Xiandai Chemistry Co., Ltd. from June 1998. Since 2002, he has been the Vice President of the Taizhou City Chamber of Commerce in Zhengzhou City, and since 2003 he has served as the Vice Secretary of the Zhejiang Province Chamber of Commerce in Zhengzhou City. Mr. Dong holds a Masters degree in Business Administration from Zhengzhou University and an Associate Bachelor Degree in Business Administration from Henan University of Finance and Economics.

James Qi became a director and Chief Financial Officer simultaneously with consummation of the Share Exchange Transaction.  Immediately prior to joining Yi Xin Copper, he worked as a consultant.  In 2007 he served as CFO  of China Sunergy Co., Ltd. From  2005 to 2006 he served as Global Finance Director and Executive Director of Restucturing Committee at Tiens Group (Beijing, Tianjin China/NYC USA).  Prior to that he served as CFO, VP-Finance and  Executive Director of ShengXing Group (KunMing, Beijing China).  From 1997 to 2003, he was CFO - China Entity / Senior Financial Consultant for D&PL (Beijing China/Mississippi, USA).  Mr. James received his Doctorate in International Business Administration from Lincoln University / Honolulu University.  He has Masters degree in Finance from Wayne State University and a Masters in Science in Transportation form Maine Maritime Academy.  He obtained his Bachelors Degree in Accounting from Shanghai Maritime University.

Ken Barun became a director simultaneously with consummation of the Share Exchange Transaction.  Since March 2007, Mr. Barun has served as Senior Vice President, Communications and Development, of the Billy Graham Evangelistic Association.   From 1986 to March 2007, he served in various capacities with McDonald’s Corporation, including as Corporate Senior Vice President, Corporate Social Responsibility and Philanthropy and as President and CEO of Ronald McDonald House Charities Worldwide. Mr. Barun also was employed from 1983 to 1986 as Director of Project and Policy, Office of the First Lady at the White House in Washington, D.C. and by the Cenikor Foundation, Inc. from 1972 to 1983. Mr. Barun holds a Bachelor of Science degree in Sociology from the University of Houston.

Hannah Hu, who became our secretary simultaneously with the consummation of the Share Exchange Transaction attended the State University of New York at Geneseo in 2006. Beginning in September,  2007, she took a leave of absence from the school, and has worked for Guixi Yi Xin Copper Co in connection with the transactions being reported in this 8-K and its financing department. Since October 2008, she became a partner in AFH Holding & Advisory LLC, which is based in Los Angeles, California.  She is currently working in Shanghai China in AFH's China office.

Term of Office

Our directors elected for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our by-laws. Pursuant to the Stock Exchange Agreement, all of our current directors were appointed to the board by our sole director simultaneously with the closing of  the Share Exchange Transaction, before that director resigned.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, no officer or director has had:  (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, which judgment has not been reversed, suspended or vacated.

Board Committees

We anticipate that our Board of Directors will form certain committees including Compensation, Audit and Governance and Nominating Committees.  In the interim, our Board of Directors will perform the functions that would otherwise be delegated to such committees.  We are not listed on a stock exchange and are not required to have independent directors or independent members on any of the committees which may be formed. If we proceed with the listing of our Common Stock on a stock exchange, each member of the Compensation, Audit and Governance and Nominating Committees will be “independent” within the meaning of the applicable stock exchange rules. In addition, each member of the Audit Committee will be “independent” and the Audit Committee will have at least one “Audit Committee Financial Expert,” each within the meaning of applicable rules and regulations of the SEC regarding requirements for Audit Committee members.

Compensation Committee Interlocks and Insider Participation

There were no interlocking relationships where (1) an executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company; (2) an executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or, (3) an executive officer of the Company served as a member of the compensation committee of another entity, one of where executive officers served as a director of the Company.

Compensation of the Board of Directors

Directors are not paid any fees or compensation for services as members of our Board of Directors or any committee thereof, but are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors.  We may, in the future, compensate non-employee directors who serve on our Board of Directors by paying cash compensation and/or the issuance of options under an equity incentive plan.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or perceived conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by an issuer;
•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the code.

We intend to adopt a Code of Ethics applicable to our directors, officers (including our chief executive officer, chief financial officer, and chief operating officer) and employees.

Standard of Independence

At this time, the Company is not subject to the requirements of a national securities exchange or an inter-dealer quotation system which would require it to have a majority of its directors be independent.  In the absence of such requirements, the Company has elected to use the definition established by the Nasdaq independence rule which defines an “independent director” as “a person other than an officer or employee -of the company or its subsidiaries or any other individual having a relationship, which in the opinion of the company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.”  The definition further provides that the following relationships are considered bars to independence regardless of the board's determination:

Employment by the Company.  Employment of the director or a family member by the Company or any parent or subsidiary of the Company at any time thereof during the past three years, other than family members in non-executive officer positions.

US $100,000 Compensation.  Acceptance by the director or a family member of any compensation from the Company or any parent or subsidiary in excess of US $100,000 during any twelve month period within three years of the independence determination.

Auditor Affiliation.  A director or a family member of the director, being a partner of the Company's outside auditor or having been a partner or employee of the company's outside auditor who worked on the Company's audit, during the past three years.

Payments to or from an Affiliated Entity.  A director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or US $200,000, whichever is more, other than (i) payments arising solely from investments in the Company's securities or (ii) payments made under non -discretionary charitable contribution matching programs.

Service on Compensation Committee of Another Entity.  A director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity.

Based on the foregoing definition, the Board of Directors has determined that none of our current directors are “independent directors.”

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The goal of our executive compensation program is to ensure that our executives are compensated effectively in a manner consistent with our strategy and competitive considerations and based on management's performance in achieving our corporate goals and objectives.  Since we do not have a compensation committee, all decisions regarding compensation of our executive officers are made by our Board of Directors, which is comprised of our Chairman and Chief Executive Officer, our Chairman and Ken Barun.  Although we do not have an independent director to review the compensation arrangements provided to our executive officers, we believe that the compensation paid to our executive officers is comparable with compensation programs provided to executives of similarly situated companies and that such compensation is commensurate with the duties and efforts of our executive officers.

Principal Elements of Executive Compensation

Our executive compensation program consists of paying base salary only.  In determining base salaries, we give consideration to the scope of each executive's responsibilities.  We conduct performance reviews of our employees, including our executive officers, annually.  Based on the performance assessments, and considering changes in salaries provided comparable personnel of companies with whom we compete for management talent, any changes in job duties and responsibilities and our overall financial results, we make adjustments, usually on an annual basis, in base salary rates.

Perquisites

Our executive officers receive no perquisites or compensation other than base salary and option grants.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Compensation

Linquan Hu	2007	RMB 33,000 (US $4,332)	--	--	--	--	--	--	US$ 4,332
CEO and Vice Chairman	2006	RMB 24,000 (US $3,019)	--	--	--	--	--	--	US$ 3,109
Fucan Dong	2007	RMB 33,000 (US $4,332)	--	--	--	--	--	--	US$ 4,332
Chairman	2006	RMB 24,000 (US $3,036)	--	--	--	--	--	--	US$ 3,036
Wen Y. Jiang, Former CFO	2007	RMB 13,500 (US $1,698)	--	--	--	--	--	--	US$ 1,698
	2006	--	--	--	--	--	--	--	--

Employment Agreements

On the Closing Date, we entered into employment agreements with Linquan Hu, our CEO and Vice Chairman, Fucan Dong, our Chairman and James Qi, who became our Chief Financial Officer simultaneously with the closing.

The agreement provides that Mr. Dong will serve as Chief President and Chief Operating Officer for a term of 3 years, which term will automatically be extended  for successive 12 month periods unless either party sends notice of non-renewal at least 30 days prior to the expiration of the then applicable term.  He will receive a base salary of RMB 120,000 (US $15,754), which the Board may review and increase, but not decrease, from time to time during the term.  He was also granted 250,000 shares of restricted stock which will vest in three equal annual installments.   He will be entitled 3 weeks paid vacation and such other benefits as are generally made available to other senior executives of the Company.

His employment may be terminated by the Company at any time for Cause. Cause means (i) conviction of, or entry of a pleading of guilty or no contest by, him with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) his willful dishonesty towards the Company; (iii) his willful and continued failure to perform substantially all of his duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and he neglects to cure such a failure to the reasonable satisfaction of the Board within fifteen (15) days following receipt of such written demand; (iv) his material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations or his material breach of this Agreement; (v) his theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (vi) his habitual intoxication or continued abuse of illegal drugs which materially interferes with his ability to perform his assigned duties and responsibilities.  Upon a termination of his employment for cause, he will be entitled to receive his base salary and vested restricted stock through the date of closing.

If his employment is terminated by the Company without cause (other than because of his disability), he is entitled to receive his base salary through the termination date, his vested stock award, and any earned but unpaid bonus for the preceding calendar year, plus he is will receive in bi-weekly installments the base salary he otherwise would have received for one year following the termination

If he terminates his employment with good reason, he will be entitled to receive his base salary through the termination date and any earned but unpaid bonus for the preceding calendar year, plus he is will receive in bi-weekly installments the base salary he otherwise would have received for one year following the termination.  He will have good reason to resign if (i) the company fails to comply with any of the material provisions of his employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;  (ii) upon any change in his duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with his position(s), duties or responsibilities with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that good reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of his employment being terminated for cause, his disability or death or termination of his employment by him without good reason; or (iii) the Company’s failure to pay him or make the restricted stock grant required by the agreement; provided that a termination of his employment by him with good reason shall be effective only if, within thirty (30) days following the delivery of a notice of termination for good reason by him to the Company, the Company has failed to cure the circumstances giving rise to good reason.

The employment agreement also provides that Mr. Dong will not compete directly or indirectly with the Company during the term of his agreement and for three years thereafter.

He also agrees to assign to the Company all inventions, developments, designs, discoveries, trade secrets or intellectual property conceived or developed or reduced to practice during his employment.

Outstanding Equity Awards at Fiscal Year-End

 There were no equity awards outstanding held by our named executive officers at December 31, 2007, our last complete fiscal year.   Simultaneously with the closing of the Share Exchange Transaction and pursuant to the terms of their employment agreements Linquan Hu, our CEO and Vice Chairman, and Fucan Dong, our Chairman, were each granted  250,000 restricted shares of our common stock, vesting in three equal installments over three years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the ownership of the Company’s securities, and except as set forth in the following paragraphs, none of the directors, executive officers, holders of more than five percent of the Company’s outstanding shares of Common Stock, or any member of the immediate family of such person, have, to the knowledge of the Company, had a material interest, direct or indirect, during the two years ended December 31, 2006 and 2007, in any transaction or proposed transaction which may materially affect the Company.

Amir F. Heshmatpour is the Managing Member of AFH Advisory and was the sole director and officer of the Company prior to the closing of the Share Exchange Transaction. Prior to the completion of the Share Exchange Transaction, AFH Advisory owned all of the issued and outstanding shares of the Company.  Currently, AFH Advisory owns 5.51% of our issued and outstanding stock.

We had engaged AFH Advisory as an advisor in connection with the transactions contemplated by the Share Exchange. As consideration for its services, AFH Advisory received fees from the Company in the amount of $175,000.  In addition, we agreed to reimburse AFH Advisory for its reasonable attorneys fees incurred in connection with the Share Exchange in an amount not to exceed $75,000.

On August 12, 2008, we entered into a letter agreement with AFH Holding & Advisory LLC (“AFH Advisory”) to memorialize and document our agreement with AFH Advisory to pay $870,000 to AFH Advisory as consulting fees and a reimbursement of costs and expenses borne by AFH Advisory on our behalf in order to arrange and facilitate the Share Exchange and related matters.  Amir Heshmatpour, who was our Chief Executive Officer and sole director prior to the closing of the Share Exchange transaction, is a principal owner and an officer of AFH Holdings and Advisory.  A copy of the letter agreement is included as Exhibit 10.10 to this current report on Form 8-K.

Yu Hu, who became our secretary upon consummation of the Share Exchange Agreement and who is the daughter of Linquan Hu and niece of Jing Yu, is a party to a consulting agreement and special member admission agreement with AFH Advisory and has been admitted as a special member of AFH Advisory as of October 15, 2007, with no right to receive distributions, no voting rights, and no obligation to make capital contributions. Pursuant to such consulting agreement and special member admission agreement, Yu Hu paid $500,000 in exchange for receiving 250,000 shares in the merged company in any alternative public offering involving a blank check shell company organized by AFH Advisory, except that if such alternative public offering involves a Chinese company that was introduced to AFH Advisory by Yu Hu, she shall receive 1% of the shares of the merged company, up to a maximum of seven such transactions. Notwithstanding the foregoing, Yu Hu shall receive no shares of Yi Xin, and shall not receive shares of one other specific company with which a blank check shell company organized by AFH Advisory may enter into an alternative public offering. Pursuant to the consulting agreement, Yu Hu may also provide services to AFH Advisory such as running AFH Advisory’s office in China, advising AFH on transactions, and assisting AFH Advisory in finding investors for alternative public offerings. The consulting agreement, and Yu Hu’s right to receive shares in merged companies from alternative public offerings pursuant to the consulting agreement and special member admission agreement, shall terminate on October 15, 2010 unless earlier terminated pursuant to the terms of the consulting agreement and special member admission agreement.

Ken Barun, who became a member of our Board of Directors upon consummation of the Share Exchange Transaction, is a party to a consulting agreement and special member admission agreement with AFH Advisory and has been admitted as a special member of AFH Advisory as of June 2, 2008, with no right to receive distributions, no voting rights, and no obligation to make capital contributions. Pursuant to such consulting agreement and special member admission agreement, Mr. Barun paid $250,000 in exchange for receiving 125,000 shares in the merged company in any alternative public offering involving a blank check shell company organized by AFH Advisory, except that if such alternative public offering involves a company that was introduced to AFH Advisory by Mr. Barun, he shall receive 1% of the shares of the merged company. Notwithstanding the foregoing, Mr. Barun shall receive no shares of any portfolio company which has signed a letter of intent or reached an understanding or agreement with AFH Advisory prior to June 2, 2008. Mr. Barun’s right to receive shares in merged companies from alternative public offerings pursuant to the consulting agreement and special member admission agreement, shall terminate on June 2, 2011 unless earlier terminated pursuant to the terms of the special member admission agreement.

Mr. Barun is also a party to a consulting agreement with the Company pursuant to which Mr. Barun provides services to the Company such as (i) assisting our Board of Directors with the establishment of a compliance committee and a compensation committee and preparing charters for such committees, (ii) assisting our Board of Directors in certain administrative matters such as developing agendas for Board of Director and committee meetings, (iii) providing input on the quality, quantity and timeliness of information flow between our management and our Board of Directors and (iv) consulting with members of our Board of Directors and our Chief executive Officer on corporate governance practices and policies. The consulting agreement also provides that Mr. Barun will serve as a member of our Board of Directors until the next annual meeting of our stockholders. As consideration for his services, Mr. Barun receives a monthly retainer of $8,000. In addition, following the consummation of the Share Exchange, Mr. Barun will be issued 125,000 shares of our Common Stock. The consulting agreement has a term of one year unless earlier terminated pursuant to the terms of the consulting agreement and special member admission agreement.

Linquan Hu and Fucan Dong have entered into an agreement with Newry pursuant to which they are entitled to receive 49% of Newry’s holdings of our Common Stock if the Company meets certain performance targets for each of the 12 month periods ending June 30, 2009 and June 30, 2010.

In 2007, Yi Xin Copper purchased approximately $152 million in copper scrap from Guixi Fangyuan Recycling Company. Fucan Dong’s wife owns 49% of the outstanding equity of Guixi Fangyuan Recycling Company.

In 2007, Yi Xin Copper had sales of approximately $7.7 million to Taizhou Wuhe Copper Company. Linquan Hu owns 51% of the outstanding equity of Taizhou Wuhe Copper Company.

Except as set forth above, no executive officer, present director, or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serve as a trustee or in a similar capacity or has a substantial beneficial interest in is or has been indebted to the Company at any time since the beginning of the Company’s last fiscal year.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we or any of our subsidiaries are a party or of which any of our or their respective property is subject.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is not currently quoted on any quotation system or traded on any exchange.

Rule 144 Shares

The SEC recently adopted new regulations covering sales of securities pursuant to Rule 144.  These new regulations became effective on February 15, 2008.  Under these new regulations stockholders who are not affiliates of a publicly-reporting company may be able to sell their shares of Common Stock under Rule 144 within six months after acquiring such shares, without any restrictions, other than a requirement that the company has filed all its periodic reports with the SEC during the twelve months preceding such sale. Affiliates of that company would also be able to sell their shares under Rule 144, but would be subject to volume and trading limitations as under the prior Rule 144.  This six month holding period does not apply to stockholders who purchased shares of Common Stock in a company that is or was ever a “shell company” or received their shares of Common Stock in a “reverse merger” with a “shell company”, which would apply to stockholders of the Company who held shares in AFH Holding or who acquired shares in the Share Exchange Transaction.  Such shares are subject to a holding period of 12 months after a document providing full public disclosure about the “reverse merger” has been filed with the SEC.  Therefore, all 18,000,000 shares of Common Stock issued in connection with the Share Exchange Transaction and the 2,000,000 Shares of Common Stock held prior to the Share Exchange Transaction will not be transferable pursuant to Rule 144 until August 14, 2009, which is 12 months after the filing of this Form 8-K, provided that we have filed our periodic reports required to be filed.  Shares held by affiliates of the Company (currently, all of our Common Stock issued and outstanding) will still be subject to the volume and trading limitations of Rule 144, which will generally limit their sale to 1% of the number of shares of the Company's Common Stock then outstanding, during any three-month period.  Based on the current number of shares of Common Stock issued and outstanding, this would limit sales by affiliates, during each three-month period, to no more than 400,000 shares.

Holders

As of August 14, 2008, there were 43 holders of record of our Common Stock.

Options and Warrants

There are no outstanding options or warrants to acquire our Common Stock.

Dividends

We have not paid any cash dividends on our Common Stock, and do not anticipate paying cash dividends in the foreseeable future.  Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business.  Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operation results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board of Directors deems relevant.

Securities authorized for issuance under equity compensation plans

As of August 14, 2008, the Company had no securities outstanding or authorized for issuance under any equity compensation plans.

RECENT SALES OF UNREGISTERED SECURITIES
AFH Holding I, Inc.

Pursuant to the Share Exchange Transaction, on the Closing Date, AFH Holding issued 18,000,000 shares of its Common Stock to Newry in exchange for 100% of the outstanding capital stock of LYH.  The Share Exchange Transaction is discussed in greater detail in Item 1.01 of this current report.  This offer and sale of securities was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

Prior to the transactions reported in this current report on Form 8-K, there were a total of  4,000,000 shares of our common stock issued and outstanding and held by AFH Holding and Advisory, LLC.  In connection with the Share Exchange Transaction, AFH Holding and Advisory agreed to cancel 2,870,000 shares of common stock held by it, resulting in a reduction of the number of shares held by AFH Holding and Advisory to 1,130,000 shares.  Mr. Amir Hesmatpour, our former sole officer and director, is the Managing Director and a principal owner of AFH Holding and Advisory, LLC.

Immediately prior to the Closing Date of the Share Exchange Transaction, we issued 870,000 shares of our common stock to 41 accredited investors in exchange for $870,000 in cash consideration, in a private placement in reliance on an exemption under Section 4(2) of the Securities Act and Rule 506 of Regulation D.  Pursuant to a registration rights agreement entered into with those investors, we agreed to register their 870,000 shares in any registration statement we file in connection with a financing with gross proceeds to the Company of at least $4,500,000.  If no financing has occurred within 6 months, we will register their shares upon demand from holders of at least 50% of that stock.

In sum, after giving effect to the Share Exchange Transaction and the above private placement and share cancellation, of the 20,000,000 shares of common stock outstanding, 870,000 shares were held by the Investors, 1,130,000 shares of common stock were held by AFH Holding, and 18,000,000 shares were held by Newry.

On November 13, 2007, AFH Holding issued 4,000,000 shares of Common Stock to AFH Advisory for an aggregate purchase price of US $12,500.  AFH Advisory was an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act.  AFH Holding relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act for the issuance of these securities.  AFH Advisory purchased these securities for investment purposes without a view to distribution and had access to information concerning AFH Holding and its business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the acquisition of these securities.

On April 16, 2007, in connection with the organization of AFH Holding, AFH Holding issued 5,000,000 shares of Common Stock to Ms. Lauren Scott for an aggregate purchase price of US $5,000.  AFH Holding relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act for the issuance of these securities.  Ms. Scott purchased these securities for investment purposes without a view to distribution and had access to information concerning AFH Holding and its business prospects, as required by the Securities Act.  In addition, there was no general solicitation or advertising for the acquisition of these securities.  Ms. Scott's shares were redeemed by AFH Holding on November 13, 2007 for and aggregate purchase price of US $12,500.

DESCRIPTION OF SECURITIES

We are authorized to issue an aggregate of 120,000,000 shares of capital stock, 100,000,000 of which are Common Stock, par value US $0.001 per share and 20,000,000 are shares of preferred stock, par value US $0.001 per share (the “Preferred Stock”).  As of August 14, 2008, 20,500,000 shares of our Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of our Common Stock are of the same class and have equal rights and attributes.

Voting.  The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company.  Our Common Stock does not have cumulative voting rights.  Persons who hold a majority of the outstanding shares of our Common Stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends.  Subject to the preferential dividend rights and consent rights of any series of Preferred Stock that we may from time to time designate, holders of our Common Stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available.

Liquidation and Dissolution.  In the event of liquidation, dissolution or winding up of the Company, subject to the preferential liquidation rights of any series of Preferred Stock that we may from time to time designate, the holders of our Common Stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors.  Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.  In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

The descriptions of the our Common Stock and Preferred Stock above are only summaries and are qualified in their entirety by the provisions of the Company's Certificate of Incorporation and By-Laws, copies of which are attached or referenced as exhibits to this current report and are incorporated by reference herein.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Expenses incurred by an officer or director in connection with an indemnified claim are required to be paid by the us in advance  of the final disposition of the proceeding.  If Delaware General Corporation Law, as amended, requires, such expenses will only be advanced upon delivery to us of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.  Such advances will be made on such terms and conditions as the Board of Directors deems appropriate.

Item 3.02                      Unregistered Sales of Equity Securities.

Reference is made to the disclosure under “Recent Sales of Unregistered Securities” in Item 2.01 of this Current Report, which disclosure is incorporated herein by reference.

Item 5.01                      Changes in Control of Registrant.

As a result of the Share Exchange Transaction, the Company experienced a change in control, with Newry acquiring control of the Company from AFH Advisory. Additionally, as a result of the Share Exchange Transaction, the Company ceased being a shell company.  Reference is made to the disclosures set forth under “Share Exchange Agreement” in Item 1.01 and the disclosures set forth in Item 2.01 of this current report, which disclosures are incorporated herein by reference.

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the disclosures under “Directors and Executive Officers,” “Executive Compensation” and “Certain Relationships and Related Transactions” in Item 2.01 of this current report, which disclosures are incorporated herein by reference.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Share Exchange Transaction disclosed in Items 1.01 and 2.01 of this current report, when AFH Holding's wholly-owned subsidiary, AFH Holding amended its Certificate of Incorporation to change its name to “Yi Xin International Copper, Inc.”  In addition, we amended and restated our by-laws. The following is a summary of material changes which were made:

•	A provision was added permitting shareholder meetings to be held by means of remote communication only in accordance with Section 211(a)(2) of the Delaware General Business Law.

•
The requirement that the annual shareholder meeting of shareholders was to occur no later than 13 months after the date of the preceding annual meeting was amended to require the annual meeting to be held no more than 15 months after the preceding meeting.

•
A provision was added permitting shareholders holding 25% of the outstanding shares entitled to vote on a matter to be brought before a meeting to call a shareholders meeting and establishing procedures by which such meeting could be called.

•	The definition of a quorum was changed from a majority of the stock to a majority of outstanding shares of stock entitled to vote.

•	A provision was added establishing proper procedures for nominations of persons for election to the Board of Directors and the proposal of business to be considered at a stockholders meeting.

•	The number of directors was changed from 1 to not less than 3 nor more than 15.

•
The provision requiring notice of a special meeting of the Board of Directors to be sent within a sufficient time for convenient assembly of the directors thereat was amended to require that notice be sent at least 24 hours prior to the meeting, or 72 hours prior if sent by mail.

•	A provision was added permitting members of the Board of Directors to receive compensation for their services as directors.

•	The provision permitting a Board of Advisors to be appointed by the Board of Directors was deleted.

•	A provisions were added authorizing the Board of Directors to appoint an Executive Committee and other committees, establishing the parameters and authorities that such committees may have.

•	A provision was added providing for a special quorum in the event of any emergency, disaster or catastrophe as referred to in Section 110 of the Delaware General Corporation Law.

•
Provisions were added providing for succession of officers in the absence of a resolution of the Board of Directors specifying another order of succession in the event of corporate absence of such officer.

•	A provision was added specifying the powers and duties of officers unless otherwise determined by the Board of Directors.

•	An article was added establishing procedures for the execution of corporate instruments, and the voting of securities owned by the Company.

•	A provision was added providing for the form and methods of the execution and authentication of securities of the Company other than stock

•
A provision was added providing that expenses incurred by an officer or director in connection with an indemnified claim are required to be paid by the us in advance  of the final disposition of the proceeding.  If Delaware General Corporation Law, as amended, requires, such expenses will only be advanced upon delivery to us of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.  Such advances will be made on such terms and conditions as the Board of Directors deems appropriate.  A provision was added providing that any payment of indemnifiable expenses are subrogated to the indemnified party’s right to recovery.  A provision was added permitting an officer or director to commence legal action if the Company fails to pay indemnifiable expenses after written notice and providing the burden of proof in such action will be upon the Company.

•
Provisions were added specifying the procedures and methods for giving notice required by the by-laws and providing that any written communication shall include electronic transmissions as defined in Section 232(c) of the Delaware General Corporation Law.

•
The procedures for amending the by-laws were amended to permit shareholders to amend the by-laws by vote of the stock holders at a meeting.  The Board of Directors power to amend the by-laws was amended to provide that in addition to amending by written consent, they could do so by affirmative vote of a majority of the whole number of directors at an annual, regular or special meeting, and such changes were subject to the power of the stockholders to change or repeal such by-laws.  A provision was also added prohibiting the Board of Directors from making or altering and byelaws fixing the qualification, classifications, term of office or compensation of directors.

Item 5.06                      Change in Shell Company Status.

Pursuant to the Share Exchange Transaction disclosed in Items 1.01 and 2.01 of this current report, the Company ceased being a shell company as of the Closing Date.  Reference is made to the disclosures set forth under “Share Exchange Agreement” in Item 1.01 and the disclosures set forth in Item 2.01 of this current report, which disclosures are incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired

Exhibit No.	Description

99.1	Audited Financial Statements of LYH Acquisition Corporation for the year ended December 31, 2007

99.2	Unaudited Financial Statements of LYH Acquisition Corporation for the three months ended March 31, 2008

(b)           Pro Forma Financial Information

Exhibit No.	Description

99.3	Unaudited Pro forma Consolidated Financial Statements.

(c)           Exhibits

Exhibit No.	Description

2.01	Share Exchange Agreement
3.01	Amended and Restated Certificate of Incorporation of Yi Xin Holding
3.02	Amended and Restated By-Laws Yi Xin Holding
10.1	Employment Agreement between the Yi Xin Copper and Linquan Hu dated August 14, 2008
10.2	Employment Agreement between the Yi Xin Holding and James Qi dated August 14, 2008
10.3	Form of Labor Contract
10.4	Form of Labor Contract
10.5	Investment Agreement for Jiangxi Guixi Industrial Park between Administrative Committee of Jiangxi Guixi Industrial Park and Yi Xin Copper dated March 23, 2007
10.6	Cooperation Agreement between Yi Xin Copper and Guixi Fangyuan Waste Material recycling Co., Ltd. dated October 8, 2006
10.7	Anode Copper Buyout Contract between Yi Xin Copper and Day Nonferrous Metals Company dated March 23, 2007
10.8	Securities Purchase Agreement dated August 12, 2008
10.9	Registration Rights Agreement dated August 12, 2008
10.10	Consulting Agreement between AFH Holding I, Inc. n/k/a Yi Xin Holding and AFH Holding & Advisory LLC dated August 12, 2008
10.11	Industrial Bank’s Short-term Loan Contract dated Jun 27, 2008
10.12	Mortgage to Industrial Bank Co., Ltd No. 2008002
10.13	Mortgage to Industrial Bank Co., Ltd No. 2008003
21.1	Subsidiaries of the Registrant
23.1	Consent of Accountants
99.1	Audited Financial Statements of LYH Acquisition Corporation for the year ended December 31, 2007 and the period from April 2006 (Inception) to December 31, 2006.
99.2	Unaudited Consolidated Financial Statementsfor the three months ended March 31, 2008
99.3	Unaudited Pro forma Consolidated Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2008

YI XIN INTERNATIONAL COPPER, INC.

By: /s/ Linquan Hu
Linquan Hu
Chief Executive Officer